EXECUTION VERSION

AMENDED AND RESTATED LICENSE AGREEMENT
by and between
HILTON WORLDWIDE HOLDINGS INC.
and
HILTON GRAND VACATIONS INC.
Dated as of March 10, 2021

TABLE OF CONTENTS

LIST OF EXHIBITS & schedules

Schedule 5.4     Project at Third Party Hotels
Schedule 5.10(b)      Special Provisions Arising from the Merger

Exhibit A        Definitions
Exhibit B*        Operating Guidelines
Exhibit C*        Licensed Marks
Exhibit D*        Excluded Products and Services
Exhibit E*    Licensee Products and Services Included in Licensed Vacation Ownership Business
Exhibit F*        Licensed Vacation Ownership Properties Under Development
Exhibit G*        Non-Licensed Existing Vacation Ownership Properties
Exhibit H*        Excluded Fractional Vacation Club Services
Exhibit I*        Existing Licensed Vacation Ownership Properties
Exhibit J*        Undeveloped Real Estate Parcels
Exhibit K*        Approved Mixed-Use Development New Properties
Exhibit L*        Approved Subcontracting and Delegation Agreements
Exhibit M*        Existing Marketing Agreements for Licensed Exchange Program

* As set forth in the Original Agreement

AMENDED AND RESTATED HGV LICENSE AGREEMENT
This AMENDED AND RESTATED HGV LICENSE AGREEMENT (the “Agreement”), dated as of March 10, 2021 (the “Amendment Date”), is entered into by and between Hilton Worldwide Holdings Inc., a Delaware corporation (“Licensor”), and Hilton Grand Vacations Inc., a Delaware corporation (“Licensee”). Each of Licensor and Licensee is referred to herein as a “Party” and collectively, as the “Parties.”
WITNESSETH:
WHEREAS, Licensor, Park Hotels & Resorts Inc., a Delaware corporation (“PHRI”), and Licensee entered into that certain Distribution Agreement, dated as of January 2, 2017 (the “Distribution Agreement”), pursuant to which, among other things, Licensor and Licensee separated into independent, publicly traded companies;
WHEREAS, in connection with the execution of the Distribution Agreement, the Parties entered into the HGV License Agreement, dated as of January 2, 2017 (the “Original Agreement” and the date of such Original Agreement, the “Effective Date”), pursuant to which Licensor, which, directly or indirectly, owns the Licensed IP and possesses the Hilton Data (as defined herein), licensed the Licensed IP and Hilton Data to Licensee for use in its Vacation Ownership Business subject to the terms and conditions of the Original Agreement;
WHEREAS, Licensee intends to acquire that certain Vacation Ownership Business of Diamond Resorts International, Inc., a Delaware corporation (“Diamond”), pursuant to that Agreement and Plan of Merger, dated March 10, 2021 (the “Merger Agreement”), by and among Licensee, Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of Licensor (“Merger Sub” or “HGV Borrower”), Dakota Holdings, Inc., a Delaware corporation (“Dakota”), and the stockholders of Dakota;
WHEREAS, pursuant to the Merger Agreement, at the “Effective Time” of the Merger (as defined and specified therein), Dakota will merge with and into Merger Sub (such merger, the “Merger,” the closing of such Merger, the “Closing”);
WHEREAS, pursuant to the Original Agreement, Hilton has provided its prior written consent to the Transaction, as required by Section 9.2 and Section 9.3 therein, as more fully set forth in such consent (the “Consent”); and
WHEREAS, in furtherance of the Merger and recognition of the necessity to gradually integrate the Diamond Business with the business of Licensee (the “Integration”), the Parties desire to amend and restate the Original Agreement to facilitate the Integration and make certain other modifications to the Original Agreement by entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
LICENSES
Section 1.1    Trademark License.
(a) Subject to the terms and conditions herein, during the Term, Licensor hereby grants to Licensee a license to use the Licensed Marks as Trademarks in the Territory in connection with the current and future operation of the Licensed Vacation Ownership Business. Such license shall be exclusive for the Term. For clarity, (i) the above license covers only the exact Licensed Marks, and Licensee may not use the term “Hilton” standing alone or, except as permitted by the Licensor Brand Identity Guidelines any variations, derivatives, abbreviations or stylizations of the Licensed Marks, in each case, without Licensor’s prior written consent, and (ii) the above exclusivity means that, during the Term, Licensor will not use (or allow others to use) the Licensed Marks in connection with the Licensed Vacation Ownership Business.
(b) Without the prior written consent of Licensor, Licensee shall not (i) bid for, purchase, register or use the term “Hilton” or any other Trademark owned by Licensor or its Subsidiaries as or as part of any key word, ad word, metatag or similar device designed to attract viewers or users in online, social, mobile or other media or (ii) link to or frame any website, online, social or mobile media property or venue of Licensor that Licensee is not already linking to or framing as of the Effective Date, regardless of whether the foregoing constitutes trademark use under applicable Laws.
(c) Licensee hereby grants to Licensor and its Subsidiaries a non-exclusive sublicense during the Term to (i) use the Licensed Marks and (ii) use and exercise the intellectual property rights in the Licensed Content, in each case, to the extent necessary to advertise and promote the Licensed Vacation Ownership Business on Licensee’s behalf during the Term. Licensee may further sublicense the above license in connection with the foregoing.
Section 1.2    Content License
. Subject to the terms and conditions herein, during the Term, Licensor hereby grants to Licensee a license to use, reproduce, distribute, perform and display the Licensed Content in the Territory solely in connection with the current and future operation of the Licensed Vacation Ownership Business. Such license shall be exclusive for the Noncompetition Term and non-exclusive for the remainder of the Term. Licensee may modify Licensed Content for format or technical reasons, but may not make substantive or artistic changes thereto, without Licensor’s prior written consent.
Section 1.3    Software Licenses.
(a) Licensor hereby at its option (i) grants to Licensee a non-exclusive sublicense or (ii) agrees to cause an Affiliate to grant to Licensee a non-exclusive license, in each case, during the Term to use the Licensed Software in connection with the Licensed Vacation Ownership Business. Licensee shall comply with all terms and conditions of the applicable license or sublicense (which shall be equivalent in all material respects to the then-

current version of the Hilton Information Technology System Agreement) in connection with such use.
(b) Licensor hereby grants to Licensee the non-exclusive right during the Term to access the Licensed System and provide the Licensed System with information as to the current inventory of vacant rooms at Licensed Vacation Ownership Properties.
Section 1.4    Data Access
. Subject to the terms and conditions herein, Licensor hereby grants to Licensee the rights to use the Hilton Data as set forth in Section 14.2(b).
Section 1.5    Marketing Rights
(a) Subject to the terms and conditions herein, during the Noncompetition Term, Licensor hereby grants to Licensee the right to market the Licensed Vacation Ownership Business at Licensor’s corporate-level advertising channels, including websites and social media properties (but not the channels of individual Hilton-branded properties). No additional fee or cost shall be payable by Licensee to Licensor for the marketing rights described in this Section 1.5(a).
(b) Licensee may request Licensor’s cooperation for additional marketing or resourcing, exclusively for marketing the Licensed Vacation Ownership Business; provided, that, Licensee will bear all actual costs and expenses associated therewith.
(c) The foregoing marketing rights in (a) and (b) are exclusive, meaning that during the Noncompetition Term, Licensor will not allow any other Person to market a Vacation Ownership Business through such channels.
Section 1.6    Brand Displays
. Licensor acknowledges and agrees that during the Noncompetition Term, Licensor shall, wherever legally permissible, include (i) the Licensed Mark “Hilton Grand Vacations” on its brand bar, and similar displays where Licensor advertises all of the Hilton Marks for the Licensor Lodging Business, and (ii) inventory of transient rentals for the Licensed Vacation Ownership Properties in all proprietary and third-party advertising venues that list such inventory for the Licensor Lodging Business, in each case, in the same manner and quality Licensor provided prior to the date of this Agreement.
ARTICLE II
EXCLUSIVITY AND RESERVED RIGHTS
Section 2.1    [Intentionally Omitted]
Section 2.2    Exclusivity
(a) Until December 31, 2051 (the “Initial Noncompetition Term”), Licensor will not: (x) engage or license any Person to engage in the Vacation Ownership Business worldwide under any Trademark; (y) use or license any Person to use the Licensed IP or Hilton Data in connection with the Vacation Ownership Business; and/or (z) allow any

Person engaged in the Vacation Ownership Business, other than Licensee, to participate in the Loyalty Program.
(b) The Initial Noncompetition Term shall be extended for additional 10-year terms (each 10-year term, a “Renewal Noncompetition Term” and together with the Initial Noncompetition Term, the “Noncompetition Term”), if Licensee satisfies the criteria in either clause (i) or (ii) below in calendar year 2051 (or the final calendar year of any Renewal Noncompetition Term) (each, a “Measuring Year”):
(i) Licensee’s Gross Revenues in a Measuring Year must be equal to or greater than 80% of $1,493,000,000 USD (Licensee’s 2016 projected Gross Revenues) as inflated to such Measuring Year dollars by the CPI Adjustment. For example, if Licensee had 2016 Gross Revenues of $100 USD, and that translated into $300 in projected Gross Revenues in 2051 due to CPI Adjustments, Licensee’s minimum 2051 revenue to renew the Noncompetition Term until December 31, 2061 would be $240; or
(ii) Licensee must generate the sum of the Gross Sales Price and Fee For Services Sales Price in a Measuring Year that rank first, second or third among Vacation Ownership Business worldwide, based on revenues disclosed in audited financial reports for such Measuring Year (or a comparable mutually-agreed metric, if such annual contract sales are no longer publicly reported).
(c) If Licensee does not satisfy clause (i) or (ii) during a Measuring Year, Licensee may retain the Noncompetition Term for one year terms by paying Licensor 5% of the shortfall between Licensee’s actual Gross Revenues for the Measuring Year and 100% of Licensee’s projected Gross Revenues for the Measuring Year as set forth in clause (i) (each, a “Shortfall Payment”). The Shortfall Payment shall be due within 30 days after the end of the Measuring Year. For example, if Licensee had 2016 Gross Revenues of $100, and that translated into $300 in projected Gross Revenues in 2051 due to CPI Adjustments, and Licensee’s Gross Revenues were $220 in 2051, that would be a shortfall of $80, and Licensee would submit a Shortfall Payment of $80 times 5% for the Royalty, or $4.
(d) Licensee shall be allowed a maximum of five consecutive Shortfall Payments during any Renewal Noncompetition Term, with no carryover of unused Shortfall Payments into the next Renewal Noncompetition Term. If during any year of noncompetition afforded by a Shortfall Payment, Licensee satisfies clause (i) or (ii), the Noncompetition Term shall be extended by a 10-year Renewal Noncompetition Term beginning at the end of the prior Measuring Year. For example, if Licensee’s Gross Revenues are $220 in 2051, Licensee would make the above $4 Shortfall Payment for 2051, and if in 2052 Licensee’s Gross Revenues meet the target, the Noncompetition Term would renew until December 31, 2061. If after five consecutive Shortfall Payments, Licensee fails to satisfy clauses (i) or (ii), the Noncompetition Term expires on December 31st in the year in which the last Shortfall Payment was made.
(e) If the Noncompetition Term terminates under Section 2.2(a) or Section 2.6(a), Licensor shall notify Licensee of same in writing. Thereafter, Licensee will continue to be bound by its obligations in this Agreement including Article IX, but Licensor may (and may assist or allow other Persons to) engage in the Vacation Ownership Business in any form and under any Trademark (other than “HGV,” “Hilton Grand Vacations,” “Hilton Grand Vacations Club,” or any New Brand) worldwide for the remainder of the Term.
Section 2.3    Licensor’s Reserved Rights
. Licensor reserves all rights not expressly licensed to Licensee hereunder, including without limitation, the right to Operate any business or properties and/or use the Licensed IP and Hilton Data in any manner that does not violate Licensee’s exclusive rights herein. Licensor may sell, assign or license the Hilton Marks (other than the Licensed Marks) without Licensee’s consent, and any acquirer, assignee or licensee shall have no obligation to Licensee herein.
Section 2.4    Licensee’s Reserved Rights
. Licensee reserves the right to engage in any activity worldwide not expressly prohibited in this Agreement.
Section 2.5    Similar Lines of Business
. Licensee may engage in the Fractional Vacation Club Business and the Whole Ownership Business, as a Separate Operation (or as part of the Licensed Vacation Ownership Business, subject to Licensor’s prior written consent), at any time during the Term. Licensor may engage in the Fractional Vacation Club Business and the Whole Ownership Business at any time during the Term.
Section 2.6    Licensor Transactions.
(a) Notwithstanding Section 2.2(a), if at any time during the Noncompetition Term, Licensor merges with or acquires direct or indirect Control of a Person that operates a Vacation Ownership Business as well as a Lodging Business (in either an equity or asset acquisition), Licensor shall use commercially reasonable efforts to allow Licensee to acquire or manage such acquired Vacation Ownership Business (the “Acquired Vacation Business”) as a Licensed Vacation Ownership Business herein. For the avoidance of doubt, Licensor has no obligation to include Licensee in any pre-closing discussions or negotiations with the third-party counter-party and may elect to present Licensee with the opportunity to acquire or manage the Acquired Vacation Business only after closing of the business transaction and, in either case, Licensor may proceed with the transaction whether or not Licensee acquires or manages the Acquired Vacation Business. For the avoidance of doubt, during the Noncompetition Term Licensor may not merge with or acquire direct or indirect Control of a Person that operates solely a Vacation Ownership Business.
(b) If Licensee does not acquire or manage the acquired Vacation Ownership Business: (i) Licensor shall have no further obligations to include Licensee in the ownership or management of the Acquired Vacation Business; (ii) Licensor may merge its Loyalty Program with the loyalty program of the Acquired Vacation Business and, notwithstanding the exclusivity and non-competition provisions herein, compete in the Vacation Ownership Business using the Hilton Marks (but not the Licensed Marks), Hilton Data and the Loyalty Program in connection with such Acquired Vacation Business; and (iii) during the Noncompetition Term, Licensor shall use Reasonable Best Efforts to continue to provide

Licensee the Licensed IP and Hilton Data on a basis comparable to Licensor’s past practice under this Agreement.
(c) If, on the closing date for the acquisition of the Acquired Vacation Business, 90% of all ownership interests, use rights, or other entitlements to use overnight accommodations in the Vacation Ownership Properties within such business (“Acquired Vacation Property Inventory”) have been sold to Persons for their own use such that the Acquired Vacation Property Inventory is not being actively marketed, during the Noncompetition Term, Licensor shall not use the Hilton Data to sell any newly created Acquired Vacation Property Inventory or develop new Vacation Ownership Properties under the Acquired Vacation Business unless Licensee is given the right of first offer to manage such properties. However, Licensor shall be permitted to use the Hilton Data to sell any existing unsold Acquired Vacation Property Inventory or existing Acquired Vacation Property Inventory that may become available through foreclosure or otherwise comes available to Licensor.
ARTICLE III
FEES
Section 3.1    Royalty Fees.
(a)    (i) Subject to Section 3.1(d), Licensee shall pay to Licensor a royalty (the “Royalty”) for the rights granted to Licensee under this Agreement in an amount equal to five percent (5%) of Gross Revenues.
(ii) Except for the limited exception for Non-Licensed Existing Projects below, if Licensee develops Vacation Ownership Properties or acquires Vacation Ownership Properties from a Person other than a Hilton Competitor and they are not operated as Separate Operations, the Royalty shall apply to such Vacation Ownership Properties as if they were Licensed Vacation Ownership Properties, even if such properties are not Licensed Vacation Ownership Properties. The Royalty shall also apply to all Transient Rental Revenue at any Vacation Ownership Properties other than set forth in Section 3.1(d) that use the Licensed IP or Hilton Data. For clarity, Licensee shall not owe a Royalty arising out of its Vacation Ownership Properties that are operated as Separate Operations.
(iii) If Licensee permits Non-Licensed Existing Projects, or other non-licensed Vacation Ownership Properties with which Licensee has entered into a Marketing Agreement pursuant to Section 9.6(d), to be exchanged pursuant to an arrangement between the Licensed Exchange Program and a non-licensed Exchange Program whereby individual owners of the non-licensed Vacation Ownership Properties do not have full access to the Loyalty Program through the Licensed Exchange Program, then the Royalty shall be due only on the applicable Club Revenue portion of the Gross Revenue. If Hilton Data is used to market the sale of units at Non-Licensed Existing Projects, then the Royalty shall be due on Gross Sales Price, Club Revenue, and Marketing Package Revenues.
(b) A sale occurs for Royalty purposes pursuant to Section 3.1(a) with respect to the initial sale or re-sale of an interest in Licensed Vacation Ownership Property when all of the following conditions have been satisfied, regardless of when, or whether, any part of the Gross Sales Price or Fee For Services Sales Price are actually paid to, or received by or on behalf of, Licensee.
(i) A written agreement (“Purchase Contract”) is executed by a purchaser and has been accepted by Licensee pursuant to which such purchaser contractually commits to acquire such interest;
(ii) With respect to purchase money financing provided by or through Licensee or its Affiliates, if any, such purchaser has duly executed all applicable sales and purchase money financing documents in respect of such Purchase Contract;
(iii) Such purchaser has duly tendered payment of the full purchase price in respect of such Purchase Contract (or full installments thereof in the case of purchase money financing, as applicable) by cash, by check which has cleared, or by credit card which has been duly processed) to either (x) Licensee or its Affiliates or (y) a fiduciary, escrow agent, trustee or other independent third-party designated by Licensee or its Affiliates, as may be required by applicable Laws;
(iv) All rescission periods applicable to such Purchase Contract have expired, without any such right of rescission having been exercised; and
(v) All pre-conditions set forth in such Purchase Contract and any legal requirements under the applicable Laws in order to close the transaction which is the subject of the Purchase Contract as set forth in such Purchase Contract shall have been duly satisfied, without the purchaser having exercised any right of cancellation afforded such purchaser under the terms of such Purchase Contract or under the applicable Laws.
(vi) To the extent that the sale of a Licensed Vacation Ownership Property meets (i) through (v) above, but such Licensed Vacation Ownership Property has not achieved a Certificate of Occupancy granted by relevant municipalities that approve the use by a purchaser of the Licensed Vacation Ownership Property, the sale for Royalty purposes will be multiplied by the Percentage of Completion. The Percentage of Completion will be calculated and applied to such Licensed Vacation Ownership Property each reporting period until such time that the Licensed Vacation Ownership Property achieves its Certificate of Occupancy, at which time and for all periods thereafter, the Percentage of Completion will be 100%.
(c) The Gross Sales Price or Fee For Services Sales Price shall, for purposes of calculating the Royalty under Section 3.1(a), exclude the amount attributable to a gross up for imputed interest associated with a zero percent (0%) or below market interest rate program used in relation to financing a purchaser’s acquisition of interests in a Licensed Vacation Ownership Property, but only where the Gross Sales Price or Fee For Services Sales Price is offered at different amounts to the customers on a programmatic basis, depending on the financing or payment terms selected by the customer.
(d) Royalty Related to Certain Diamond Business During Integration Period. Starting on the beginning of the Integration Period, Licensee shall pay to Licensor the adjusted Royalty (“New Brand Royalty”) set for the below for all New Brand Gross Revenue in exchange for the rights granted to Licensee under this Agreement:
(i) During Year 1 of the Integration Period: 2.0%;
(ii) During Year 2 of the Integration Period: 2.0%;
(iii) During Year 3 of the Integration Period: 3.0%;
(iv) During Year 4 of the Integration Period: 4.0%; and
(v) During Year 5 of the Integration Period and thereafter: 5.0%.
(e) In addition to New Brand Royalty on New Brand Gross Revenues, Licensee shall pay to Licensor the adjusted Royalty for New Brand Eligible HOA Expenses in accordance with the following:
(i) During Year 1 of the Integration Period: 0.0%;
(ii) During Year 2 of the Integration Period: 0.5%;
(iii) During Year 3 of the Integration Period: 1.0%;
(iv) During Year 4 of the Integration Period: 1.5%; and
(v) During Year 5 of the Integration Period and thereafter: 1.5%
For the avoidance of doubt, the immediately preceding adjusted Royalty provision for New Brand Eligible HOA Expenses shall apply only to New Brand Licensed Vacation Ownership Properties resulting from the Diamond Properties Conversion in accordance with Section 5.2(d).
(f) For the purposes of Section 3.1(d) and (e), each “Year” is a 12-month period that begins on the first day of the month immediately following the month in which the Closing occurs and subsequent annual anniversaries of such date.
(g) For the avoidance of any doubt, the Royalty that is calculated pursuant to Sections 3.1(a) through 3.1(c) shall not apply to, and will be without any duplication of, any of the revenues that are used to calculate New Brand Royalty pursuant to Section 3.1(d) and the definition of “Licensed Vacation Ownership Properties” as used in Sections 3.1(a) through 3.1(c) shall not include any Diamond Properties that become Licensed Vacation Ownership Properties in accordance with Section 5.2.
Section 3.2    Additional Fees
. In addition to the Royalty, Licensee shall pay to Licensor:
(a) An annual transition fee for the first five years of the Term of $5 million per year.

(b) The then-current Loyalty Program fee for eligible guest folios, subject to caps in place as of the Effective Date for a period of twenty (20) years from the Effective Date. At the end of such twenty (20) year period, the caps will be eliminated and Licensee will pay the same Loyalty Program fee that is in effect for Licensor Lodging Properties. With respect to New Brand Licensed Vacation Ownership Properties, Licensee will pay the same Loyalty Program fee for eligible guest folios that is currently in effect for Licensor Lodging Properties.
Section 3.3    Other Costs
. Licensee shall pay Licensor fees covering Licensor’s proportionate costs for Licensee’s use of the Licensed Software. Licensee shall pay the non-refundable, up-front installation costs (if any) for the Licensed Software to be installed at any additional Licensed Vacation Ownership Properties, which shall include sales centers that are not in existence as of the Effective Date.
Section 3.4    Reimbursement
. Licensee shall reimburse Licensor for its costs (without profits) that would typically be covered by the Program Fee, including marketing campaigns in which Licensee participates under Section 9.5 or Section 9.6 below or enhancements to the Licensed Software that are provided to all of Licensor Lodging Properties, provided that Licensee will pay such costs only for services that Licensee uses. Licensee shall also reimburse Licensor for all costs associated with Call transfer services, GBCS Services used by Licensee, central delivery used by Licensee, third party reservation charges, guest assistance services and the handling of guest complaints, whether such guests are Loyalty Program members or not.
Section 3.5    Licensee Forecasts
. At least one month prior to the end of each of Licensor’s fiscal years during the Term, Licensee shall provide to Licensor a forecast of its projected Royalties, New Brand Royalties (if applicable), Gross Revenues (separated by the categories in the definition of “Gross Revenues” herein), and New Brand Gross Revenue (separated by the categories in the definition of “New Brand Gross Revenues” herein, if applicable) for Licensor’s upcoming fiscal year, and then after each fiscal year quarter during the Term, Licensee shall provide to Licensor the actual Royalties, any applicable New Brand Royalties, Gross Revenues, and any applicable New Brand Gross Revenue for such prior quarter and an updated rolling forecast of outstanding quarterly royalties for the remainder of Licensor’s then current fiscal year.
Section 3.6    Making of Payments
. The Royalty and all additional fees due in this Article III shall be paid within thirty (30) days following the end of each calendar quarter. All other payments herein shall be made within thirty (30) days after receipt of an invoice from Licensor. Licensee shall pay via a wire transfer (or other method reasonably designated by Licensor) of immediately available funds, pursuant to Licensor’s commercially reasonable instructions. All amounts payable to Licensor shall be invoiced in U.S. dollars unless Licensor otherwise designates another currency. The exchange rate shall be set each month by Licensor as taken from an international reporting service. Licensee shall submit to Licensor, within eight (8) business days after the end of each month, a statement in the form reasonably required by Licensor that includes all Information required by Licensor to determine all due payments hereunder, and on a quarterly basis, such statement will also aggregate the amounts presented on the monthly statement itemizing the various revenue streams to Licensor that constitute the Royalty. Such Information is not Licensee’s Confidential Information and Licensor may use or disclose it for authorized business purposes.
Section 3.7    Interest on Late Payments
. If a Party does not make any payment due under this Agreement within fourteen (14) days after its due date, such Party shall pay interest from the due date until the date of payment compounded monthly, at the interest rate of an annual rate equal to the lesser of (i) the prime rate (as published by the Wall Street Journal or, if no longer published, such other similar source as reasonably selected by Licensor) applicable on the date such payment is due and on each date thereafter that interest is compounded, plus eight (8) percentage points and (ii) the highest rate then permitted by applicable Laws.
Section 3.8    Currency and Taxes
. Licensee shall bear and be responsible for all taxes, duties and deductions (including any sales, value added, use, excise, gross receipts, income, goods and service taxes, stamp or other duties, fees, deductions, withholdings or other payments, and including penalties and interest as a result of failure to comply) (collectively, “Taxes”) levied on, deducted or withheld from, or assessed or imposed on any payments made by Licensee hereunder. If Licensor or its designee pays any such amounts due, then Licensee must reimburse Licensor therefor. Licensee shall gross-up all payments herein so that Licensor receives the same amount that it would have received if no Taxes were applicable.
ARTICLE IV
TERM
Section 4.1    Initial Term
. The term of this Agreement begins on the Effective Date and expires on December 31, 2116 (the “Term”).
Section 4.2    Extension Term; Tail Period
. For a period of thirty (30) years following the Term (if it expires on December 31, 2116 and is not earlier terminated) (“Tail Period”), Licensee shall have a non-exclusive license (but no obligation) to use the Licensed IP (and a non-exclusive right to access and use the Hilton Data and Loyalty Program) in connection with any Licensed Vacation Ownership Properties in existence at the end of the Term (including any new Licensed Vacation Ownership Properties under development and approved by Licensor as of such date), provided that: (i) Licensee complies with all terms and conditions herein; (ii) the exclusivity granted in Section 2.2(a) (if not earlier terminated) shall immediately terminate at the expiration of the Term (not including the Tail Period); and (iii) Licensee shall be required to pay the Royalty and other payments due under Article III during the Tail Period for so long as such properties use the Licensed IP, Hilton Data or Loyalty Program. All other applicable terms and conditions of this Agreement, including Licensee’s requirement to pay all fees in Article III other than the Royalty, shall be in force during the Tail Period.

ARTICLE V
EXISTING AND NEW PROJECTS
Section 5.1    Existing Projects
. The Vacation Ownership Properties listed on Exhibit I of the Original Agreement, as may have been updated between the Parties through the date hereof, or as may be updated among the Parties in the future, shall be deemed “Licensed Vacation Ownership Properties” herein. Additionally, Diamond Properties that are approved by Licensor to carry the New Brand pursuant to 5.2(d) below shall also be deemed “Licensed Vacation Ownership Properties.”
Section 5.2    New Projects.
(a) Except with respect to the conversion of Diamond Properties into New Brand Licensed Vacation Ownership Property, which is covered solely pursuant to Section 5.2(d), if Licensee notifies Licensor that it wishes to develop additional Vacation Ownership Properties that use Hilton Marks (other than the Licensed Marks) either alone or as co-branding with any Licensed Marks, it shall notify Licensor in writing by submitting to Licensor a written application that contains all material information with respect thereto. Licensor may, in its sole discretion, grant Licensee a license to use such additional Trademarks in connection therewith, pursuant to a separate agreement or an amendment to this Agreement.
(b) If Licensee notifies Licensor that it wishes to (i) develop or acquire additional Vacation Ownership Properties that would use the Licensed Marks or (ii) expand the scope or size of an existing Licensed Vacation Ownership Property (if such expansion was not included in the original proposal for the property approved by Licensor), it shall notify Licensor in writing by submitting to Licensor a written application that contains all material information with respect thereto. Licensor shall not unreasonably withhold its approval for such Vacation Ownership Properties to use the Licensed IP and Hilton Data (and upon such approval, such properties shall become “Licensed Vacation Ownership Properties” herein) if the proposed additional Vacation Ownership Property or proposed expansion to an existing Licensed Vacation Ownership Property (each, a “New Property”) and Licensee’s intended operation thereof complies with the then-current Standards and Agreements and:
(i) the development of the proposed New Property would not breach, or be reasonably likely to breach, any applicable Laws or agreement between Licensor or its Affiliates, including territorial restrictions or areas of protection;
(ii) the proposed New Property will not involve any co-investor that (a) is a Hilton Competitor, (b) is known in the community as being of bad moral character, (c) has been convicted in any court of a felony or other offense that could result in imprisonment for one (1) year or more or a fine or penalty of one million dollars ($1,000,000) (as adjusted annually after the Effective Date by the CPI Adjustment) or more (or is in Control of or Controlled by Persons who have been convicted in any court of felonies or such offenses), or (d) is (or has an Affiliate that is) a Blocked Person; and

(iii) the proposed New Property is not reasonably likely to harm Licensor, the Licensed IP, the Hilton Data or the goodwill associated therewith.
(c) Licensor shall provide the plans and specifications for each New Project to Licensor for review and inspection to ensure that they are in compliance with this Agreement and the Standards and Agreements. Licensee shall pay Licensor a fixed fee for such review. Notwithstanding such review and inspection, as between the Parties, Licensee is responsible for ensuring that all aspects of each New Project comply with all applicable Laws, this Agreement and the Standards and Agreements, and Licensor disclaims all liability for any of same.
(d) With respect to the Integration of the Diamond Business and the conversion of certain of Diamond Properties to Licensed Vacation Ownership Properties (the “Diamond Properties Conversion”), any such conversions will be subject to Licensor’s prior approval and the Parties will cooperate in good faith to develop an approval and review process that is applicable for such approval.
Section 5.3    Undeveloped Parcels.
(a) Licensee has listed on Exhibit J of the Original Agreement all real estate owned by Licensee that have not been developed as of the Effective Date (“Undeveloped Parcels”). Licensor hereby approves the Undeveloped Parcels as sites for future New Properties, which shall be subject to Section 5.2.
(b) If Licensee wishes to sell an Undeveloped Parcel (or any part thereof or rights therein) to any Person other than a Hilton Competitor, Licensee will notify Licensor, and for thirty (30) days after such notice, the Parties shall negotiate in good faith towards a sale agreement. If no such agreement is executed in such time period, for 270 days thereafter, Licensee shall be free to execute such sale with such Person, so long as the sale price is at least 95% of the sale price proposed to Licensor. Licensee shall promptly provide Licensor with all information reasonably requested by Licensee to confirm Licensee’s compliance with this Section 5.3(b).
(c) If Licensee wishes to sell an Undeveloped Parcel (or any part thereof or rights therein) to a Hilton Competitor, Licensee will notify Licensor, and Licensor shall have a right of first refusal on such purchase for 30 days, on the same terms set forth in the offer from the Hilton Competitor. If the third party offer provides for payment of consideration other than cash, Licensor may offer commercially reasonable cash equivalent.
(d) Licensee agrees that any purported transaction in violation of Licensor’s rights in this Section 5.3 shall be deemed null and void at the outset and of no force or effect, and Licensor shall be entitled to equitable relief, including rescission, to effect such nullification.
Section 5.4    Projects at Third-Party Hotels
. Licensee shall not participate in a New Property that is a mixed-use development project (whether or not such New Property uses the Licensed IP and/or Hilton Data) that includes Hilton Competitors without Licensor’s prior written consent, except for those projects set forth on Exhibit K of the Original Agreement or such properties (or any interests therein or portions thereof) acquired by Licensee in connection with the Merger as set forth on Schedule 5.4.
Section 5.5    Future Franchise and Management Agreements
. Licensor will use commercially reasonable efforts to ensure that any third-party management, operating and franchise agreements for Licensor Lodging Properties (i) if executed after the Effective Date, include commercially reasonable provisions to ensure that third party hotel owners and franchisees do not (and do not allow other Persons to) operate, promote or sell interests in Vacation Ownership Properties other than Licensed Vacation Ownership Properties in connection with such Licensor Lodging Property; and (ii) if executed as of the Effective Date, retain the above-described provisions, if such retention can be achieved with no material concession or liability by Licensor. Licensor shall not be liable to Licensee for any failure to obtain the above provisions, if it exercises the above commercially reasonable efforts in this regard.
Section 5.6    Vacation Ownership Properties at Licensor Lodging Properties.
(a) If a third-party developer of a Licensor Lodging Property intends to develop a Vacation Ownership Property as a component thereof (the “Co-Located Licensor Lodging Property”), Licensor will notify Licensee and use commercially reasonable efforts to allow Licensee to negotiate with such developer to Operate the Vacation Ownership Property as a Licensed Vacation Ownership Property. If, despite such efforts, such counterparty does not offer Licensee such opportunity, Licensor shall have no further obligations to Licensee in this regard (but Licensor’s obligations during the Noncompetition Term shall still apply).
(b) If Licensor engages in a mixed-use project that includes a Vacation Ownership Property, Licensor will use commercially reasonable efforts to include Licensee in same, and if Licensee is not included, Licensor shall not allow the Hilton Data or the Loyalty Program to be used to conduct direct marketing activities with respect to the above Vacation Ownership Business component (but shall have no other restriction on the use of Hilton Data or Loyalty Program for such projects).
Section 5.7    Limitations on Licensed Business; Compliance with Contracts.
Licensee shall abide by all territorial and other contractual restrictions applicable to Licensor that relate to the Licensed Vacation Ownership Business and are in effect as of the Effective Date (or thereafter, subject to Licensee’s consent). Licensor will not agree to an extension of the duration, or a broadening of the scope, of any such restrictions without Licensee’s prior written consent (which shall be required only during the Noncompetition Term), except for extending or renewing such agreements in accordance with their terms. Licensee shall not enter into any agreement with any third party that purports to limit or restrict Licensor’s right to Operate Licensor Lodging Properties in any manner that is inconsistent with this Agreement.
Section 5.8    Delegation; Sublicensing.
(a) Licensee may sublicense the Licensed IP
(i) as expressly permitted in this Agreement;

(ii) to Persons other than Licensee who are authorized to manage Licensed Vacation Ownership Properties under Section 8.3(a), to the extent necessary to enable such operation; and
(iii) to its Subsidiaries and their respective suppliers, service providers and contractors, solely (x) to the extent necessary to assist Licensee in conducting the Licensed Vacation Ownership Business, with respect to the Licensed Marks and Licensed Content and (y) with the prior written consent of Licensor for Persons other than Subsidiaries, with respect to the Licensed Software and Licensed System.
(b) Except as permitted above, Licensee may not sublicense the Licensed IP to any Person, or use the Licensed IP for the direct or indirect benefit of any other Person, without Licensor’s prior written consent.
(c) Licensee may also sublicense the Licensed Marks to Licensed HOAs, solely to the extent necessary for their operation. Licensee shall ensure that all Licensed HOAs include all information and terms reasonably requested by Licensor (in a form approved by Licensor) in their sales offering documents, sale, deed and other agreements with potential buyers, including provisions that (i) Licensor is a third-party beneficiary with the right to enforce such terms directly against the Licensed HOA and buyer and (ii) the intended buyer is not acquiring any rights in or to use any Licensed IP or Hilton Data. Licensee shall obtain Licensor’s prior written consent before signing any agreement with respect to the creation, operation, title, deed or sales provisions of any Licensed HOA. Licensee will, at its expense, submit to Licensor within ninety (90) days request for the same, information regarding the length of the terms, renewal rights and expiration dates of all Licensed HOA management agreements.
(d) Licensee is liable for any act or omission by any of its sublicenses that would breach this Agreement if committed by such Licensee.
(e) The Subsidiaries of each Party may exercise the rights of such Party herein and are bound by the obligations of such Party herein. A Party is liable for any act or omission by any of its Affiliates that would breach this Agreement if committed by such Party.
Section 5.9    Limited Lodging Operations by Licensee
. Notwithstanding the prohibition on Licensee operating a Lodging Business in Section 9.1, Licensee may:
(a) On a limited basis, engage in the transient rental of inventory of Vacation Ownership Properties that are held for development and sale and owned or operated by Licensee, its Affiliates, an HOA or a third party with which Licensee or its Affiliates has entered into a development agreement or management agreement (together, “Licensee Parties”) or that is controlled by Licensee, its Affiliates or an HOA as a result of a Vacation Ownership Property owner default pending foreclosure or cure in the ordinary course of business, in each case, solely to support Licensee’s Vacation Ownership Business. Licensee agrees that all Licensed Vacation Ownership Properties’ transient rental inventory shall be made available through the Licensed System and shall not be placed on any third party platforms or distribution channels.

(b) In the event Licensee acquires a hotel, resort or other transient or extended stay lodging facilities for the purpose of converting such facilities into a Vacation Ownership Property, Licensee may during such conversion process operate such facilities, or a significant portion thereof, as a hotel provided Licensee shall pursue such conversion in a commercially reasonable manner so as to limit Licensee’s competition with Licensor in the Lodging Business. The parties agree Licensee’s obligation in this regard shall be met if Licensee diligently pursues the conversion and has commenced bona fide sales of Vacation Ownership Property intervals within 24 months of Licensee’s obtaining ownership, control or management of such property. If the Licensee fails to commence bona fide sales of Vacation Ownership Property intervals within the 24-month period, Licensee shall retain Licensor (for any Licensed Vacation Ownership Properties) or a third party management company (for any Separate Operations) to manage the hotel component of the project.
Section 5.10    Special Provisions Arising from the Merger
. With respect to the acquisition of the Diamond Business and Diamond Properties, it is the intent of Licensee to Integrate such business and properties into its business and convert certain Diamond Properties into Licensed Vacation Ownership Properties in accordance with Section 5.2(d) of this Agreement. Accordingly, the Parties agree to the following:
(a) Licensee will continue to use the Licensed Marks, including the name “Hilton Grand Vacations,” as its primary brand (including, without limitation, in all advertising, marketing, and consumer facing channels and means (including within Licensed System and its corporate marketing channels) for its existing and any new “brands”;
(b) At Licensee’s request, the Parties will cooperate with respect to the creation and launching of any new “brand(s)” related to Licensee’s Vacation Ownership Business that uses the Licensed Marks (including New Licensed Marks) using such new name or construction to be determined in accordance with Schedule 5.10(b), with Licensor agreeing to maintain and renew all such New Licensed Marks in accordance with Article XIII of this Agreement, and Licensor agrees to the use by Licensee of such names as set forth in Schedule 5.10(b). Any such new brand name, marketing name and/or naming conventions shall be reflected in an amendment to this Agreement, amendment to Schedule 5.10(b) of this Agreement, and/or a separate letter agreement between the Parties.
(c) Any Major Brand names developed by Licensee will become New Licensed Marks and Licensor and its Affiliates will be the sole owner of all such New Licensed Marks in accordance with Article XIII of this Agreement even if such new name does not include the then-existing Hilton Marks. Further, Licensor shall continue to have the sole right to approve any such new names to be used by Licensee in connection with the New Brand Offering or otherwise. Licensor continues to reserve for its exclusive use the “Hilton,” except as set forth herein, and “Hilton Honors” names. Notwithstanding the foregoing, with respect to new brand names created by Licensee that are used exclusively in connection with Separate Operations and do not include or incorporate the Hilton Marks, Licensor will not be the owner of such brand names and will not have the right to approve such new brand names.

ARTICLE VI
SOURCING
Section 6.1    Sourcing
. Licensee will source the furniture, fixtures and equipment for the Licensed Vacation Ownership Properties in compliance with all applicable Laws and the Standards and Agreements.
ARTICLE VII
LICENSOR BRAND IDENTITY GUIDELINES; STANDARDS; LOYALTY PROGRAM
Section 7.1    Licensor Brand Identity Guidelines
. Licensee shall use the Licensed Marks solely: (i) in good faith, in a dignified manner and in accordance with the Licensor Brand Identity Guidelines and good trademark practice in the Territory; (ii) in a manner that does not harm or jeopardize the value of the Licensed Marks or their associated goodwill; and (iii) in connection with activities, products, and services that maintain at all times the high levels of quality associated with Licensee’s use of the Licensed Marks prior to the Effective Date. Licensee shall not take any action (or fail to take any action) that materially harms or jeopardizes (or could reasonably be expected to materially harm or jeopardize) the value, validity, reputation or goodwill of the Licensed IP.
Section 7.2    Modified Standards.
(a) Licensor may modify or implement any existing or new Standards during the Term, effective upon notice to Licensee, provided that (i) Licensor may not require Licensee to comply with any Standards that, as a whole, place a disproportionate or discriminatory burden upon Licensee relative to practices for similarly situated Licensor Lodging Properties, but Licensee acknowledges that certain Standards may not apply to all of Licensor’s branded hotels and (ii) Licensee shall have a commercially reasonable time to transition to comply with the above new Standards (unless new or modified Standards reflect changes in applicable Laws, in which case, Licensee must adopt such changes sufficiently promptly to comply with such Laws).
(b) On an annual basis during the Term, Licensee may submit proposed changes to the Brand Standards for Licensor’s prior written approval. Licensor shall not unreasonably withhold its approval to any such changes.
Section 7.3    Loyalty Program Participation.
(a) Licensee shall participate in the Loyalty Program pursuant to the terms in this Article VII, the Loyalty Program terms, and all additional terms contained in any other agreement executed between the Parties at any time during the Term with respect to the Loyalty Program.
(b) Licensor may modify the Loyalty Program terms in its sole discretion, provided that:

(i) Licensee shall receive commercially reasonable advance notice of any material changes;
(ii) Owners at Licensed Vacation Ownership Properties maintain the Loyalty Program status tier level or equivalent that was purchased prior to such notice;
(iii) Licensee may opt out of select programs if they are optional for similarly situated Licensor Lodging Properties; and
(iv) Licensor will not modify the Loyalty Program in any manner that places a disproportionate or discriminatory burden upon (x) Licensee relative to similarly situated participants or (y) owners at Licensed Vacation Ownership Properties related to other Loyalty Program members.
(c) All Loyalty Program members shall have the right to redeem Loyalty Program Points for nightly stays at Licensed Vacation Ownership Properties. Licensee shall provide Loyalty Program members benefits for stays at Licensed Vacation Ownership Properties, consistent with the tiers and rules of the Loyalty Program. Licensee shall have sole responsibility for all matters, activities and disputes involving Loyalty Program members with respect to their stays in Licensed Vacation Ownership Properties.
(d) So long as the Loyalty Program maintains an air travel mileage partner, Licensor will use commercially reasonable efforts to allow Licensee to purchase air travel miles at the same cost as Licensor.
Section 7.4    Exclusivity/Licensee Status
. Licensee may not participate in a loyalty program (or purchase and use loyalty program points) of a Hilton Competitor unless such loyalty program relates solely to Vacation Ownership Properties maintained as Separate Operations. Licensor will not authorize Loyalty Program Points to be used solely for the creation of a Vacation Ownership Business that conflicts with Licensee’s rights under this Agreement. Licensor will maintain Licensee’s tier status (or grant comparable tier status to Licensee) in the Loyalty Program, if Licensor changes the tier structure of the Loyalty Program during the Term. Licensee may purchase tier status from Licensor for the Loyalty Program in accordance with Section 7.8 or as may otherwise be agreed to by the Parties.
Section 7.5    Sale of Loyalty Program Points
. Licensor shall cause Hilton Honors Worldwide LLC (“Honors LLC”) to sell Loyalty Program Points to Licensee at cost for a period of 20 years after the Effective Date. Licensor shall cause Honors LLC to inform Licensee of the cost per Loyalty Program Point no later than September 15 of the applicable preceding calendar year during such 20-year period. Thereafter, (i) Licensor shall cause Honors LLC to sell Loyalty Program Points to Licensee at the market rate (which shall not be (x) less than cost or (y) more than the amount paid by any other Person participating in the Loyalty Program who buys the similar quantity of points on the same terms and is otherwise similarly situated to Licensee), provided that such market rate is no higher than the price per Loyalty Program Point paid by any strategic partner that purchases a comparable volume of Loyalty Program Points annually on comparable business terms from Honors LLC. During the Term and in accordance with the restrictions in this Article VII, Honors LLC shall be entitled to increase the price per Loyalty Program Point on an annual basis; provided, that Licensor provide advance notice of any such increase no later than September 15 of the year immediately preceding the year during which such cost increase is scheduled to take effect. While the determination and calculation of the applicable cost per Loyalty Program Point and any increases in such cost remain in Licensor’s sole discretion, Licensor agrees to discuss any increases in the cost per Loyalty Program Point with Licensee and reasonably demonstrate to Licensee the basis and reasons for such increase (which Licensor may satisfy by providing any reasonable information).
Section 7.6    Use of Loyalty Program Points
. Licensee may use the Loyalty Program Points it purchases:
(a) to fulfill benefits related to the Licensed Vacation Ownership Business;
(b) as awards or incentives associated with the marketing or sale of the Licensed Vacation Ownership Properties;
(c) in connection with customer complaints or customer service responses; or
(d) for any other reason approved by Licensor in advance in writing.
Licensee may not resell or transfer Loyalty Program Points to any other Person or allow any Person (other than members of the Loyalty Program for end-use purposes) to do same.
Section 7.7    Conversion to Loyalty Program Points
. Licensee can convert points associated with Licensee’s own point-based reservations and exchange system into Loyalty Program Points through a Licensed Exchange Program at a conversion rate to be determined by Licensee. Licensee’s members’ elections to convert such points to Loyalty Program Points will be irrevocable and irreversible. All costs and expenses associated with such point conversion shall be the sole responsibility of Licensee.
Section 7.8    Hilton Honors Elite Status. While the Loyalty Program status tier level or equivalent for owners at Licensed Vacation Ownership Properties remains at the sole discretion of Licensor, Licensor agrees that Licensee may continue to designate purchasers or owners of Licensed Vacation Ownership Properties as Silver, Gold, or Diamond Honors members, consistent with HGV’s past practices and numbers of status awards. With respect to Licensee increasing the scope of Hilton Honors statuses awarded by Licensee, including in connection with New Brand Properties or purchasers of a New Brand Offering, the Parties will negotiate in good faith an agreement setting forth the terms and conditions of such arrangements.
Section 7.9    Additional Discount Program
. Licensor agrees to establish a discount program and use its commercially reasonable efforts to obtain participation from the owners of Licensor Lodging Properties under which owners of Licensed Vacation Ownership Properties (including New Brand Properties) will be entitled to a rate discount for stays at participating hotels within Licensor Lodging Properties and the Licensed System. Licensor will use reasonable efforts to obtain a discount in excess of the discount rate offered to then-current Loyalty Program members as part of such program. The Parties acknowledge that any and all such discounts will be subject to the availability and the discretion of the owners of such hotels, and will not be deemed a standing rate discount program. For the avoidance of doubt, Licensor may terminate any such discount program at any time in its sole discretion, provided that Licensor provide Licensee with reasonable notice of any such termination of a discount program and cooperate with Licensee to seek or pursue other potential similar discount programs in lieu thereof.
ARTICLE VIII
OPERATIONS
Section 8.1    Licensee Operations, Brand Standards
. At all times during the Term, Licensee will, at its sole expense, (i) operate the Licensed Vacation Ownership Business in strict compliance with all Standards and Agreements and all applicable Laws; (ii) obtain and maintain all approvals, permits, licenses and consents required for the operation of the Licensed Vacation Ownership Properties; and (iii) pay all Taxes relating thereto. Licensee acknowledges that, although Licensor provides the Standards and Agreements, Licensee has exclusive day-to-day control of the business and operation of the Licensed Vacation Ownership Business. Without limiting any obligations in this Agreement or the Standards and Agreements, Licensee shall, at its sole cost and expense, comply with its obligations set forth on Exhibit B of the Original Agreement.
Section 8.2    Employees
. Licensee will employ sufficient and suitably qualified individuals with respect to the Licensed Vacation Ownership Business. Licensee will ensure that Licensee’s employees at all times comply with the Standards and Agreements.
Section 8.3    Management and Operation of the Projects.
(a) Licensee may subcontract or delegate its property-level, non-management functions with respect to Operating one or more Licensed Vacation Ownership Properties, such as housekeeping, security and maintenance to vendors without Licensor’s prior written consent, provided that such functions are delegated or subcontracted in accordance with the Brand Standards. Licensee may subcontract or delegate both property-level and management functions to (i) a Subsidiary without notice to or consent of Licensor or (ii) any other Person, with Licensor’s prior written consent not to be unreasonably withheld. Licensor hereby consents to the subcontracting and delegation agreements set forth on Exhibit L of the Original Agreement.
(b) Licensee shall require all sublicensees (and all Persons referenced in Section 8.3(a)) to agree in writing to abide by all terms herein relating to the Standards and Agreements and protection of the Licensed IP, and Licensee is liable to Licensor hereunder for any act or omission by a sublicensee or a Person referenced in Section 8.3(a) that would breach this Agreement if committed by Licensee. A Party may not license or authorize any Person (including Subsidiaries) to take any action that such Party is prohibited from doing under this Agreement, and each Party is liable hereunder for any action by a Subsidiary that would breach this Agreement if committed by such Party.
Section 8.4    Quality Assurance.
(a) Subject to any pre-existing third-party agreements prohibiting same, Licensor and its representatives have the right (but not the obligation) to enter the Licensed Vacation Ownership Properties at any time without notice or additional permission from Licensee to verify that Licensee is complying with this Agreement and the Standards and Agreements. Licensee shall provide commercially reasonable assistance to facilitate such inspections and promptly (or immediately, for material deficiencies or issues involving health or safety) take all actions necessary to correct any deficiencies found during any inspection. If Licensor is required to conduct more than one (1) inspection in any twelve (12) month period because of Licensee’s failure to comply with the Standards and Agreements or this Agreement, Licensee shall reimburse Licensor for the commercially reasonable out-of-pocket costs of such additional inspections. The results of such inspection are Licensor’s Confidential Information, and Licensor may use and disclose them for authorized business purposes.
(b) Licensor’s representatives who travel to the Licensed Vacation Ownership Properties to perform design review, training, inspections, assistance or other services shall be permitted, subject to availability, to stay at the relevant Licensed Vacation Ownership Property and use its facilities (including commercially reasonable food and beverage consumption) without charge.
Section 8.5    Licensed HOAs Not Controlled By Licensee
. If any Licensed HOA not Controlled by Licensee operates or maintains a Licensed Vacation Ownership Property in a manner that would constitute a Deflagging Event or an action set forth in Section 18.3 of this Agreement if committed by Licensee, Licensee shall promptly notify the Licensed HOA of such failure and request the same be cured within thirty (30) days. If such failure is not susceptible to being cured during such 30 day period, Licensee may extend such cure period for such additional periods as is reasonable under the circumstances if cure is being diligently pursued, and in no event will such period be more than one year from the date of the initial notice without Licensor’s prior written consent. If the Licensed HOA cannot effect cure within such time (or an extension thereof, which requires Licensor’s prior written consent, not to be unreasonably withheld), then Licensee shall immediately Deflag such Licensed Vacation Ownership Property, and the provisions of Section 18.1 shall apply.
Section 8.6    Employee Discounts
. Licensor’s employees may stay at the Licensed Vacation Ownership Properties (and Licensee’s employees may stay at the Licensor Lodging Properties) for other business or non-business purposes at reduced rates (such rates also covering food and beverage costs), subject to the terms and conditions contained in the Employee Matters Agreement, dated as of the Original Agreement, among the Parties, PHRI and Hilton Domestic Operating Company Inc. (the “Employee Matters Agreement”). Licensee’s employees will continue to enjoy discounts consistent with Licensor’s then-current discount offers to its own employees for in-room amenities, and generally participate in any other then-current employee discounted travel programs offered by Licensor to its own employees, in accordance with the Standards and Agreements and the Employee Matters Agreement and subject to annual review by Licensor of such participation and payment by Licensee of any annual participation fees to be assessed by Licensor in its sole discretion. An employee of a Diamond Property will become eligible for the employee discounts described in this Section 8.6 at the time such Diamond Property is converted into a New Brand Licensed Vacation Ownership Property in accordance with Section 5.2. If Licensor so requests in writing, Licensor’s employees may enjoy discounts consistent with Licensee’s then-current discount offers to Licensee’s own employees to purchase units in Licensed Vacation Ownership Properties.
Section 8.7    Managers
. Each Party shall give the other Party notice of one representative to act as such Party’s primary contact(s) with respect to the various performance areas and obligations in this Agreement. Each Party may change one or more of its primary contacts in accordance with the procedures set forth in Article XXIII. The Parties’ contacts shall fully cooperate to perform this Agreement and meet regularly or as needed.
ARTICLE IX
LICENSEE OBLIGATIONS
Section 9.1    Lodging Business
. During the Term and except as permitted in Section 5.9 and this Section 9.1, Licensee will not engage in the Lodging Business under any Trademark anywhere in the world.
Section 9.2    Hilton Competitors
. Without Licensor’s prior written consent, Licensee may not:
(a) merge with or acquire direct or indirect Control of a (x) Hilton Competitor or (y) Vacation Ownership Business (in either an equity or asset acquisition) which has entered into an agreement for Operating activities with a Hilton Competitor;
(b) acquire direct or indirect Control of a Vacation Ownership Business together with a Lodging Business (in either an equity or asset acquisition); or
(c) be directly or indirectly acquired by, merged into or combined with any Person other than an Affiliate (in either an equity or asset transaction).
Any purported transaction in violation of this Section 9.2 shall be deemed null and void at the outset and of no force or effect.
Section 9.3    Acquisitions
.

(a) Without Licensor’s prior written consent, Licensee may acquire direct or indirect Control of a business that is not a Vacation Ownership Business or Lodging Business (in either an equity or asset acquisition), and Licensee may (i) operate such new business as Separate Operations or (ii) use the Licensed IP in connection with such new business, subject to Licensor’s prior written consent.
(b) Without Licensor’s prior written consent, Licensee may acquire direct or indirect Control of Vacation Ownership Properties (in either an equity or asset acquisition) that have never been branded with any Hilton Marks, and Licensee may operate such Vacation Ownership Properties as (i) Separate Operations or (ii) new Licensed Vacation Ownership Properties, subject to all terms and conditions herein regarding same.
(c) Licensee will operate the Diamond Business as a Separate Operation; provided, however, that (i), if required by contracts in effect as of the Closing, Diamond Properties may be directly exchangeable or interchangeable with New Brand Licensed Vacation Ownership Properties (including through Exchange Programs owned or operated by Licensee or its Affiliates); and (ii) Licensee shall not be prohibited from holding the Diamond Business in a Subsidiary that uses the Licensed Marks as a corporate, trade, or d/b/a name. From and after the time at which a specific Diamond Property is approved for conversion to a New Brand Licensed Vacation Ownership Property pursuant to Section 5.2, Licensee will operate such property as a Licensed Vacation Ownership Property. Notwithstanding the foregoing, the Parties agree to use good faith efforts to discuss, cooperate, and develop a mutually acceptable plan to modify the scope of the “Separate Operation” in connection with the Integration. For the avoidance of doubt, if the Parties are unable to develop such a mutually acceptable plan, Licensee will continue to operate the Diamond Business as a Separate Operation.
(d) Licensee may not rebrand or rename the legacy Diamond club using any Licensed Marks without Licensor’s prior written consent.
Section 9.4    New Products and Services. Licensee may develop or acquire products or services that are not in the Vacation Ownership Business but are substantially similar to products and services being offered at the time by other Persons who operate a business described in clause (i) of the definition of “Vacation Ownership Business” of quality similar to Licensee: (i) as Separate Operations or (ii) subject to Licensor’s prior written consent, as part of the Licensed Vacation Ownership Business.
Section 9.5    Advertising
.
(a) Licensee shall, at its cost and expense, advertise and promote the Licensed Vacation Ownership Business, in all venues and media, in a first-class, dignified manner, in compliance with all Standards and Agreements and this Agreement. Licensee shall ensure that all advertising and promotional materials used in connection with the Licensed Vacation Ownership Business, in any form or media (“Marketing Content”) comply with all applicable Laws and the Standards and Agreements. Notwithstanding the foregoing, Licensee may continue to use all Marketing Content that Licensee has used prior to the Effective Date, to the extent such Marketing Content is consistent with the Standards and Agreements, and will not violate any Standards and Agreements by such use. Licensor has the right to review (on a periodic basis), and Licensee shall respond to Licensor’s commercially reasonable requests to submit to Licensor any new Marketing Content that differs materially from that used by Licensee as of the Effective Date. Licensee shall promptly revise or cease using any Marketing Content after it becomes aware (whether from notice from Licensor or otherwise) that it does not comply with this Agreement, the Standards and Agreements (subject to this Section 9.5(a)) or applicable Laws.
(b) The Parties will cooperate to facilitate advertising the Licensed Vacation Ownership Properties in Licensor’s distribution channels, and develop and exploit new Marketing Content and channels to support the Licensed Vacation Ownership Business, provided that, in each case, Licensor has sole discretion as to any specific advertising activities.
(c) The Parties will coordinate all marketing activities provided under this Agreement, including online demand generation, Internet keyword purchasing and email marketing (and future successors and equivalents of the foregoing), so as to prevent current and prospective customers from declining to receive marketing for Licensor and/or the Loyalty Program.
Section 9.6    Sponsorships/Partnerships
(a) The Parties shall meet quarterly during the Term to discuss future Marketing Content and any sponsorship, marketing, endorsement or similar agreements (“Marketing Agreements”) for the Licensed Vacation Ownership Business between the Parties and their advertisers.
(b) If Licensor wishes to enter into any Marketing Agreement on an exclusive basis, and such exclusivity would restrict the Licensed Vacation Ownership Business, Licensor shall notify Licensee (i) at the quarterly meeting or (ii) for time-sensitive matters, at least 30 days prior to executing same. In each case, Licensor shall consult with Licensee and in good faith consider Licensee’s comments with respect to such agreement; however, for the avoidance of doubt, nothing in this Section 9.6(b) shall give Licensee the right to block or delay any such exclusive marketing agreement. Licensor shall have the sole right to approve and execute any such exclusive Marketing Agreements that involve the Licensed Marks. However, should Licensor request Licensee participate in a marketing or similar agreement with respect to co-branded credit cards, and such arrangement includes a bounty fee or similar payment by the issuer for acquisitions at Licensee’s Vacation Ownership Properties, Licensee shall not be required to participate in such marketing activities unless Licensee receives a share of such payment.
(c) Licensee shall ensure that all marketing activities, Marketing Content and Marketing Agreements entered into in connection with the Licensed Vacation Ownership Business comply with all applicable Laws and the Standards and Agreements and, absent the prior written consent of Licensor, do not involve a Hilton Competitor. Licensee shall not use any of the Licensed Marks or participate in a Marketing Agreement that may subject Licensor to public ridicule, criticism or controversy or that may substantially tarnish Licensor’s goodwill.

(d) Licensee may continue to perform under all Marketing Agreements that Licensee has entered into in writing and made available to Licensor for review prior to the Effective Date. Licensor acknowledges that Licensee has prior to the Effective Date entered into certain Marketing Agreements or other arrangements designed to support the Licensed Exchange Program with Hilton Competitors, a list of which is attached as Exhibit M of the Original Agreement. Should Licensee desire to enter into a new Marketing Agreement or other arrangement with a Hilton Competitor, or materially expand the scope of such an existing arrangement, Licensee must first obtain Licensor’s prior written consent.
(e) Licensee may enter into new local Marketing Agreements and enterprise-wide Marketing Agreements at any time, subject to Licensor’s prior written approval for all enterprise-wide Marketing Agreements and any new local Marketing Agreement that differs materially from that used by Licensee as of the Effective Date. Licensee shall notify Licensor of all proposed new Marketing Agreements (i) at the quarterly meeting or (ii) for time-sensitive matters, at least 30 days prior to the signing date. Licensor shall not unreasonably withhold its approval for any Marketing Agreement that does not involve a Hilton Competitor. In each case, Licensee shall consult with Licensor and in good faith consider Licensor’s comments with respect to such agreement. Should Licensor determine, in its reasonable discretion, that a Marketing Agreement does not comply with this Agreement, the Standards and Agreements (subject to this Section 9.6(e)) or applicable Laws, then Licensor shall notify Licensee of same and Licensee shall terminate such Marketing Agreement. Licensee shall respond to Licensor’s reasonable requests to submit to Licensor any Marketing Content.
Section 9.7    Reservations
. Licensee shall, at all times during the Term, participate in and use the Licensed System and honor all confirmed reservations referred to the Licensed Vacation Ownership Properties through the Licensed System.
Section 9.8    Diversion
. Except as may be necessary in connection with the Integration and/or as set forth in Section 13.8, Licensee shall not divert any business from the Licensed Vacation Ownership Properties to any other facilities or products (except other Vacation Ownership Properties through an exchange program or facilities or products affiliated with Licensor, in each case, as approved by Licensor in its sole discretion).
Section 9.9    Finances
. Licensee shall have sole responsibility for all debts, liabilities, permits, Taxes and other financial obligations incurred in the operation of the Licensed Vacation Ownership Business, and make all such payments when due.
ARTICLE X
SYSTEMS
Section 10.1    Systems

. Licensee shall maintain all Licensee Systems in connection with all Standards and Agreements.
ARTICLE XI
LICENSOR SERVICES
Section 11.1    Call Center Transfer Services
. The Parties have executed the Marketing Services Agreement, effective as of the Effective Date, as amended by that certain Amendment No.1 thereto, dated as of May 1, 2018 (the “Marketing Services Agreement”), which has governed the transfer of Calls from Licensor to Licensee and related terms. The Marketing Services Agreement is being amended contemporaneously with this Agreement and shall continue to govern the transfer of Calls from Licensor to Licensee and related terms in accordance with the terms therein.
Section 11.2    Other Services
. Licensor shall otherwise provide services to Licensee as set forth in all other Party Agreements.
ARTICLE XII
REPAIRS AND MAINTENANCE
Section 12.1    Repairs
. Licensee shall ensure that all Licensed Vacation Ownership Properties are in good repairs and first-class condition and conform with applicable Laws and the Standards and Agreements.
ARTICLE XIII
INTELLECTUAL PROPERTY
Section 13.1    Ownership New Marks.
(a) Licensor, together with its Affiliates, is the sole owner of all Licensed IP, and Licensee will not file to register, register, patent, maintain or renew any of same. Licensee will not directly or indirectly attack, contest or otherwise challenge the validity, enforceability or ownership of any Licensed IP or Hilton Data. Notwithstanding the foregoing, if Licensee is deemed to be the owner of any Licensed IP (or own any rights in any Hilton Data), Licensee hereby assigns and agrees to assign to Licensor all of such rights in same. Unless Licensee has notified Licensor that it no longer requires the use of any Licensed Marks, Licensor shall continue to maintain and renew all Licensed Marks (and file and use Reasonable Best Efforts to prosecute until registration all new “Licensed Marks” approved hereunder), so long as Licensee reimburses Licensor for all commercially reasonable out-of-pocket costs incurred.
(b) Without limiting Section 13.1(a), Licensor agrees that Licensee may (i) serve as the administrative and technical contact for all domain names and social or mobile media registrations included in the Licensed Marks, provided that Licensor shall be the registrant of any such domain names (and social or mobile media registrations, if and to the extent the trademark owner is intended to be the registrant) and (ii) file to register corporate, trade, d/b/a and similar names containing the Licensed Marks, so long as any such registration does not modify or compromise Licensor’s ownership rights in the Licensed Marks.
(c) If Licensee wishes to use a Licensed Mark in a country or jurisdiction for which it is not registered as of the Effective Date, it may notify Licensor of same. The Parties will cooperate to perform all necessary due diligence with respect to Licensee’s proposed use. Licensor shall not withhold its consent to any proposed new Trademark if the new Trademark, in Licensor’s good-faith judgment, would not reasonably be expected to harm or jeopardize the value, validity, reputation or goodwill of the Licensed Marks or subject Licensor to any risk of legal liability or an adverse Action anywhere in the world. Any new Trademark approved by Licensor hereunder shall be owned by Licensor and deemed to be a “Licensed Mark” hereunder.
Section 13.2    Licensee’s Use of Licensed IP.
(a) Licensee shall use all Licensed IP solely in compliance with applicable Laws and all Standards and Agreements. Licensee will use all notices and legends for the Licensed IP that are required by applicable Laws or reasonably requested by Licensor.
(b) Licensee acknowledges that Licensor may change the stylization, font or appearance of the Licensed Marks during the Term. Licensee must use the latest version of the Licensed Marks that Licensor has adopted for its own use, subject to a commercially reasonable transition period during which Licensee may engage in traditional “phase out” use of the prior version of the Licensed Marks.
(c) Licensee may use the Trademarks of third parties in connection with permitted marketing activities in the ordinary course of business in the Licensed Vacation Ownership Business, provided that, without Licensor’s prior written consent (whether provided in connection with the Parties’ marketing activities in Section 9.5 or Section 9.6 or otherwise), Licensee shall not use (i) the Licensed Marks with any other Trademark in such a manner so as to suggest (a) a co-branded, combined or composite Trademark or (b) that Licensor is affiliated with, endorses or sponsors the owner of such Trademark; or (ii) the Trademarks of any Hilton Competitor in the Licensed Vacation Ownership Business.
Section 13.3    Enforcement
. If Licensee learns of any actual or threatened unauthorized use of the Licensed IP by any Person, Licensee shall promptly notify Licensor. Licensor, in its sole discretion, shall decide whether to commence an Action against such use. If Licensor elects not to bring an Action and such unauthorized use is materially impairing Licensee’s rights under this Agreement, Licensor shall not unreasonably refuse a request by Licensee to bring an Action in its own name. If Licensor refuses such a request, Licensee may not bring such an Action. If Licensor grants such a request, Licensor may participate in such Action with counsel of its own choice at its own expense. The Parties may also elect in their discretion to bring a joint Action. The Parties shall fully cooperate in any such Action brought in this Section 13.3. Absent a joint Action or later agreement to the contrary, the Party that brings any Action herein shall control its prosecution, pay all costs and expenses associated therewith and have the sole right to any and all damages, settlements and proceeds therefrom; provided that a Party shall not enter into any settlement or other agreement that would impose any liability or obligations or have any adverse effect upon on the other Party without its prior written consent, which consent shall not be unreasonably withheld. Licensee hereby agrees that this Section 13.3 limits its rights under applicable Laws to commence an Action against any Person’s unauthorized use of the Licensed IP, and hereby waives such rights, to the extent they conflict with this Section 13.3.
Section 13.4    Credit Cards.
(a) Licensee may not enter into any agreement with a financial institution or any other Person to create a co-branded credit card or any co-branded alternative payment technology (e.g., Google Wallet) without Licensor’s prior written consent. Should Licensee establish Separate Operations, Licensee may co-brand a credit card or other payment alternative provided such co-branding does not include any Hilton Marks and is only utilized in connection with the Separate Operations.
(b) Licensee shall use the then-current Loyalty Program credit card designated by Licensor as the exclusive credit card issued for down payments, renewals or other fees in connection with Licensed Vacation Ownership Properties sold to residents of United States, and shall use commercially reasonable efforts to offer such Loyalty Program credit card as the exclusive credit card issued for down payments, renewals or other fees in connection with Licensed Vacation Ownership Properties sold to residents of Japan, and shall honor all nationally recognized credit cards and credit vouchers and enter into all necessary agreements with issuers therefor.
(c) Licensor acknowledges that the Diamond Business currently offers a loyalty credit card through a financial institution (the “Diamond Credit Card”). License will provide notice of intention not to renew the Diamond Credit Card as soon as possible after the Closing and in the interim will operate the Diamond Credit Card as a Separate Operation. If necessary, Licensor will use commercially reasonable efforts to negotiate with the issuer of the Designated Credit Card a waiver as may be needed to avoid any conflicts or breaches that may result from Licensee’s assumption of the existing Diamond Business and the related Diamond Credit Card in accordance with its terms. If such efforts to obtain a waiver are unsuccessful, Licensor will work in good faith with Licensee and the issuer of the Designated Credit Card to identify and implement changes to the operation of the Diamond Credit Card program that would minimize adverse effects on Licensee.
(d) Subject to the foregoing, Licensee will continue to be expressly prohibited from entering into any agreement with a financial institution or any other Person to create a co-branded credit card or any co-branded alternative payment technology without Licensor’s prior written consent.
ARTICLE XIV
CONFIDENTIALITY
Section 14.1    Confidential Information.
(a) Absent the prior written consent of the disclosing Party (the “Disclosing Party”), the receiving Party (the “Receiving Party”) shall not use any of the Disclosing

Party’s Confidential Information other than as required to perform this Agreement or exercise its rights hereunder, and shall not disclose any such Confidential Information to any Person, other than to its Subsidiaries (but not including Licensee’s Subsidiaries engaged in Separate Operations,) and their respective employees and counsel (and Persons described in Section 8.3(a) who need to know it for such Party to perform under this Agreement (“Recipients”), subject to commercially reasonable confidentiality agreements or obligations of confidentiality (and the provisions of Section 14.2 for Hilton Data). Each Party shall protect the security of the other Party’s Confidential Information with the same measures it uses to protect its own most sensitive information, and shall use at least a commercially reasonable standard of care in this regard. Each Party is liable for any unauthorized use or disclosure of Confidential Information by it and its Recipients, and shall promptly notify the other Party about (and cooperate with the other Party to remediate) any instance of same.
(b) Confidential Information shall not include Information (other than Hilton Data, for which such exceptions do not apply) that: (i) was in the Receiving Party’s possession on a non-confidential basis prior to the time of disclosure to such Party by or on behalf of the Disclosing Party; (ii) was or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Recipients; (iii) becomes available to such Party on a non-confidential basis from a source other than the Disclosing Party or its Recipients; (iv) was independently developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or (v) is required to be disclosed by applicable Laws, subpoena, legal process or document demand (or to enforce a Party’s rights under this Agreement), provided that the Receiving Party shall promptly inform the Disclosing Party of any such requirement, disclose no more Information than as required and cooperate with any efforts by the Disclosing Party to obtain a protective order or similar treatment.
Section 14.2    Data and Data Security.
(a) As between Licensor and Licensee, (i) Licensor is the owner of all Hilton Data and (ii) Licensee is the owner of all Licensee Data. Unless otherwise specified, to the extent that any data may fall within the definitions of both Hilton Data and Licensee Data, the use by a Party of such data shall be in accordance with the rights and restrictions applicable to data owned by such Party, without regard to the restrictions applicable to the same data to the extent owned by the other Party.
(b) Subject to all terms and conditions herein, including this Section 14.2(b), Licensor grants to Licensee during the Term a limited, nontransferable right to use the Hilton Data: (i) to engage in the promotion of the Licensed Vacation Ownership Business and (ii) for research and analysis in furtherance of Licensee’s internal business purposes, in each case solely in connection with Licensee’s operation of the Licensed Vacation Ownership Business. Except as otherwise expressly set forth herein, Licensee shall not use the Hilton Data (including in aggregate form) for any purpose. Without limiting the generality of the foregoing, in no event shall Hilton Data (including in aggregate form) be disclosed, sold, assigned, leased or otherwise provided to third parties (including any non-Subsidiary Licensee Parties and Separate Operations) by Licensee except as otherwise expressly permitted herein or with Licensor’s prior written consent. Notwithstanding the above rights, Licensor is not required to provide any Hilton Data to Licensee to the extent such provision would result in Licensor’s violation of any applicable Laws, Privacy Policies or Data Security Policies.
(c) Licensee’s Systems and Licensee’s use of Hilton Data, whether acquired, obtained or developed prior to or after the Effective Date shall at all times comply with: (i) this Agreement, all applicable Laws, the Standards and Agreements and best practices in the industry; and (ii) Licensee’s own Privacy Policies and Data Security Policies. Licensee shall provide to Licensor all of its policies and procedures with respect to the Licensee Systems as of the Effective Date and will not materially change same without Licensor’s prior written consent. Licensee may not share or disclose Hilton Data to any third party vendor, or agent of Licensee without Licensor’s prior written consent. Licensee shall ensure that its third-party vendors that operate, host or otherwise have access to Licensee Systems or Hilton Data also comply with the above applicable Laws, the Standards and Agreements, best practices in the industry and Licensor’s Privacy Policies and Data Security Policies, and in all agreements with such vendors, shall expressly (i) require such compliance and (ii) designate Licensor as a third-party beneficiary with the right to enforce such agreement directly against such vendor with respect to all Hilton Data or Licensed IP. Other than as permitted under this Agreement, Licensee will not have, claim or assert any right against or to such Hilton Data.
(d) Licensee will notify Licensor immediately following discovery of any actual, attempted, suspected or threatened or reasonably foreseeable circumstance that compromises, or could reasonably be expected to compromise, either physical security (including security at any facility housing Licensee Systems or relating to transportation of Licensee Systems or the physical media containing Licensor’s Confidential Information) or Systems security (including security control measures of Systems of any variety) of any Licensee Systems used in connection with the Licensed Vacation Ownership Business (or Systems interacting with same) in any manner that either does or could reasonably be expected to permit unauthorized processing, use, disclosure or acquisition of or access to any Licensee Systems, Hilton Data, or other Confidential Information of Licensor, or otherwise harm the Licensed Vacation Ownership Business or the reputation or goodwill of Licensor (a “Security Breach”). Licensee shall remedy any such breach at its own expense, in compliance with all applicable Laws and the Standards and Agreements, and a remediation plan approved by Licensor, and the Parties shall cooperate fully in all such remedial actions. Unless otherwise required by applicable Laws, Licensee shall not make any notifications to customers, members or the general public of any such Security Breach without Licensor’s prior written consent.
ARTICLE XV
ACCOUNTING AND REPORTS
Section 15.1    Maintenance of Records
. Licensee, at its expense, will maintain and preserve for at least five (5) years (or, if longer, the period of time required by applicable Laws) after their creation or generation complete and accurate books, records and accounts for the Licensed Vacation Ownership Business, in accordance with United States Generally Accepted Accounting Principles, applicable Laws and the Standards and Agreements.
Section 15.2    Audit

. During the Term and for three (3) years thereafter, Licensor and its representatives have the right, at any time, upon commercially reasonable notice to Licensee and at Licensor’s cost, to examine, copy and audit all Information of Licensee for the past five (5) years preceding as is required to ensure that Licensee complies with this Agreement. Licensee will fully cooperate with any such audit. If an examination or audit reveals that Licensee has underpaid Licensor, Licensee will promptly pay to Licensor the amount underpaid plus interest. If the underpayment is five (5%) or more for the period being audited, Licensee will reimburse Licensor for all commercially reasonable costs and expenses connected with the audit. If the examination or audit establishes a pattern of underreporting, Licensor may require that the financial reports due hereunder be audited by an internationally recognized independent accounting firm.
Section 15.3    Royalty and Fee Reporting
. During the Term and Tail Period, and for a period of at least one (1) year thereafter, Licensee agrees that it shall, at Licensee’s expense, maintain accurate and complete records with respect to the basis upon which the Royalties and fees are calculated under this Agreement. Upon reasonable advance notice to Licensee, such records shall be open for inspection by representatives of Licensor during Licensee’s regular business hours. Licensor has the right to inspect the records of all Licensee Parties to the extent that such records are relevant to how the Royalties and fees were calculated under this Agreement.
ARTICLE XVI
INDEMNIFICATION: INSURANCE
Section 16.1    Indemnification
(a) Licensee shall indemnify, defend at its expense and hold harmless Licensor and its Subsidiaries and their respective officers, directors, agents, employees and representatives (“Related Parties”) from and against any and all losses, costs, liabilities, damages, judgments, settlements, fees, claims, demands and expenses (including commercially reasonable attorneys’ fees and costs of suit) (“Losses”) resulting from (i) third-party claims based upon (w) Licensee’s breach of this Agreement or any representation, warranty or covenant herein, (x) the operation of its Vacation Ownership Business, and all acts and omissions in connection therewith, (y) Licensee’s use of or access to the Licensed IP or Hilton Data other than as expressly authorized herein and (z) Licensor’s use as authorized herein of any content provided by Licensee under Section 1.2 and/or (ii) claims based upon any Security Breach or any unauthorized use, processing or disclosure of any Hilton Data.
(b) Licensor shall indemnify, defend at its expense and hold harmless Licensee and its Subsidiaries and their Related Parties from and against all Losses resulting from third-party claims based upon (i) Licensor’s breach of this Agreement or any representation, warranty or covenant herein, (ii) Licensor and its Subsidiaries’ operation of their businesses, and all of their acts and omissions in connection therewith or (iii) Licensee’s use of the Licensed IP as expressly authorized herein.
(c) A Party receiving notice of an indemnified claim herein shall promptly notify the other Party. The indemnified Party may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise or settlement of such claim, and shall fully cooperate with the indemnifying Party in connection therewith. Neither Party shall settle or compromise an indemnified claim in any manner that adversely affects the other Party without its prior written consent.
Section 16.2    Insurance Policies
. Licensee shall obtain and maintain at all times during the Term and thereafter, to the extent any such policies require coverage at the time a claim is made (unless such requirement is waived pursuant to Licensor’s prior written consent), insurance of the following types:
(a) Commercial General Liability Insurance including coverage for premises and operations, contractual liability, bodily injury, personal injury, advertising injury, property damage, innkeeper’s liability and liquor liability if applicable with a minimum policy limit of $25,000,000 USD per occurrence.
(b) Business Automobile Liability Insurance with coverage for any auto or vehicle whether owned, non-owned, hired, leased or otherwise used in the performance of this Agreement with limits of $25,000,000 USD combined single limit each accident.
(c) Crime, Employee Dishonesty Insurance with coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the employees, acting alone or in collusion with others, in an amount of at least $2,000,000 USD.
(d) Employment Practice Liability Insurance shall be obtained in an amount no less than $1,000,000 USD. Such insurance shall include coverage for “mass”/class action multi-party claims, and shall specifically amend the definition of “Employer” to include both “Owner” and “Manager,” regardless of who is the statutory employer.
(e) Property Damage and Business Interruption Insurance as follows:
(i) Property Damage and Business Interruption insurance on a special causes of loss policy form (“all-risk”), covering one hundred percent (100%) of the insurable replacement value of the building and its contents, and for full recovery of the net profits and continuing expenses for the property (including rental value and franchise fees) for a twelve (12) month period must be carried. The policy must include coverage for the peril of windstorm, earthquake, and flood with limits as close to replacement cost of the building as is available at commercially reasonable prices. Limits below full replacement cost should be based on a professional study probable maximum loss.
(ii) Broad form Boiler and Machinery Insurance, including business interruption coverage, against loss from accidental damage to, or from the explosion of, boilers, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes in an amount equal to one hundred percent (100%) of the actual replacement value of such items plus full recovery of the net profits and continuing expenses of the property.
(iii) Terrorism Insurance coverage for both first party damage and third party liability either stand-alone, through a government operated or mandated pool, or as part of the General Liability coverage and the Property Damage and Business Interruption coverage.
(f) Workers’ Compensation Insurance per applicable Laws and Employers Liability insurance with a limit not less than $1,000,000 USD each accident for bodily injury, $100,000,000 USD each employee for bodily injury by disease, and $1,000,000 USD policy limit for disease.
(g) Cyber Liability Insurance, including but not limited to coverage for privacy and network security liability: 1st and 3rd party liability, wrongful disclosure of data, breach of security, downtown, identification theft, credit monitoring service and with a minimum policy limit of $3,500,000 USD each occurrence of claim.
(h) Upon sixty (60) days written notice, such other insurance in such amounts as Licensor may reasonably request against such other insurable hazards common in the industry, taking into account the changing circumstances in the law and insurance marketplace.
Section 16.3    Insurance Requirements.
(a) Licensee shall purchase the insurance in Section 16.2 solely from insurance companies with a financial rating acceptable to Licensor, which shall be no less than A—WI if rated by the company A.M. Best. Licensee shall provide evidence to Licensor via certificate (initial coverage, renewal or change in limits) by fax, email or upload to Licensor (or Licensor’s external partner as indicated by Licensor to Licensee) of its compliance with Section 16.2 and Section 16.3 herein.
(b) With the exception of Boiler & Machinery and Workers’ Compensation, all insurance policies must name Licensor and its Affiliates and their respective past and current employees, officers and directors as additional insureds. Licensor shall cause all policies to be endorsed to be primary insurance with no recourse to, or contribution from, other similar insurance, if any, which may be carried by Licensor or its Affiliates.
(c) Requests by Licensee to modify requirements for Earthquake, Flood, Windstorm or Terrorism may be submitted to Licensor’s “Risk Management” division for consideration. Guidelines for such requests may be requested from RiskManagement@hilton.com.
(d) If Licensee breaches its obligations under Section 16.2 or Section 16.3, Licensor may (but is not obligated to) obtain and maintain insurance to remedy such breach without notifying Licensee, and Licensee shall immediately reimburse Licensor for all costs and premiums in this regard.
Section 16.4    Licensee’s Obligations
. Licensor makes no representation, implied or express, that the foregoing insurance requirements are adequate to protect Licensee from its potential liability relating to this Agreement or the Licensed Vacation Ownership Business. The insurance coverage requirements do not limit Licensee’s indemnification or other liabilities to Licensor under this

Agreement. Any failure of Licensor to demand evidence of compliance by Licensee with Section 16.2 or Section 16.3 shall not be construed as a waiver of Licensee’s obligations.
Section 16.5    Contribution
. If a Party’s indemnification obligations herein are unavailable, unenforceable or insufficient to indemnify, hold harmless and defend the indemnified Party and its Related Parties from an indemnified claim herein, the indemnifying Party will, to the fullest extent permitted by applicable Laws, contribute to the Losses of any indemnified parties for an indemnified claim, in proportion to the relative fault of the indemnifying Party in relation to such claim.
ARTICLE XVII
TRANSFERS
Section 17.1    By Licensee
. Without the prior written consent of Licensor, Licensee cannot assign, mortgage or pledge its rights under this Agreement, in whole or in part, to any Person other than an assignment of this Agreement in its entirety to an Affiliate, solely as part of an internal reorganization for tax or administrative purposes, and solely if (i) Licensee guarantees the performance of such Affiliate thereafter and (ii) the assignee is the ultimate parent entity in Licensee’s organization or otherwise has the power to control the actions of all of Licensee’s Affiliates receiving the benefit of this Agreement. For clarity, this Agreement shall be construed as an agreement for the personal services of Licensee in its current form as a non-bankrupt entity, and Licensee may not assume this Agreement (or assign this Agreement to any other Person, including an Affiliate) in bankruptcy without Licensor’s prior written consent. Without the prior written consent of Licensor, Licensee shall not permit a tax sale, seizure, security interest, lien, mortgage or encumbrance or attachment to occur with respect to any Licensed Vacation Ownership Property.
Section 17.2    By Licensor
. Licensor may assign this Agreement, in whole or in part, in its discretion, provided that any successor or acquirer must assume in writing all of Licensor’s obligations hereunder. Licensor may delegate its obligations herein to any Person, provided that Licensor is obligated hereunder for such Person’s acts or omissions.
Section 17.3    By Either Party
. Any purported assignment, sublicense, acquisition or other transaction with a third party in violation of any provision of this Agreement shall be null and void at the outset. In the event of a permitted assignment hereunder, this Agreement will be binding upon and inure to the benefit of the Parties’ permitted successors or assigns.
ARTICLE XVIII
BREACH, DEFAULT, AND REMEDIES
Section 18.1    Deflagging

. Upon the occurrence of any of the events below (each a “Deflagging Event”), without limiting its other rights and remedies herein, Licensor has the right to require Licensee to Deflag the applicable Licensed Vacation Ownership Property and terminate access to or use of all Licensed IP, Hilton Data and Loyalty Program by the applicable Licensed Vacation Ownership Property, whether or not it is Controlled by an HOA or Controlled by Licensee (the “Deflagged Property”), and Licensor may exercise the applicable remedy as set forth below:
(a) If execution is levied against any Licensed Vacation Ownership Property in connection with a final, non-appealable judgment for the payment of an amount in excess of $10,000,000 USD (as adjusted annually after the Effective Date by the CPI Adjustment), or a suit to foreclose any lien, mortgage or security interest (except for foreclosures with respect to consumer financing and mechanics liens that are placed on such Licensed Vacation Ownership Property in the ordinary course of business) on such Licensed Vacation Ownership Property or any property necessary for the operation of such Licensed Vacation Ownership Property in accordance with Standards and Agreements, is initiated and not vacated within ninety (90) days, then Licensor may issue of notice of breach to Licensee with respect to such Licensed Vacation Ownership Property. Licensee shall have thirty (30) days following notice of breach to post a bond or provide other financial assurances reasonably acceptable to Licensor that such Licensed Vacation Ownership Property can continue to operate as part of the Licensed Vacation Ownership Business in accordance with this Agreement. Licensee’s failure to obtain such bond or provide adequate financial assurances is a Deflagging Event and Licensor may Deflag such Licensed Vacation Ownership Property immediately upon notice to Licensee.
(b) An on-going threat or danger to public health or safety occurs at any Licensed Vacation Ownership Property, and such occurrence has or is reasonably expected to have a substantial, material and adverse effect on such Licensed Vacation Ownership Property, Licensor, the Licensed IP or any goodwill associated therewith, Licensee will notify Licensor of the threat or danger and Licensee will provide Licensor with a plan to address such threat or danger in a manner reasonably acceptable to Licensor, which plan may include proposed arrangements to accommodate guests at alternative lodging facilities. Depending on the severity of such threat or danger, Licensor may suspend or remove such Licensed Vacation Ownership Property from the Licensed IP, Hilton Data and Loyalty Program until resolution of the threat or danger. If the threat or danger to public health or safety is not eliminated within six (6) months and Licensee fails to develop a plan to address such threat or danger in a manner reasonably acceptable to Licensor, it shall be a Deflagging Event and Licensor may Deflag such Licensed Vacation Ownership Property, immediately upon notice to Licensee.
(c) Except where the failure to meet the applicable thresholds for performance under the quality assurance audit system at such Licensed Vacation Ownership Property is directly a result of Licensor’s actions or inactions with respect to the provision of management services or shared services at such Licensed Vacation Ownership Property, it shall be a Deflagging Event if Licensed Vacation Ownership Property fails to achieve the thresholds of performance established by the Licensor’s quality assurance audit system and such failure has not been cured within the applicable cure period under the quality assurance audit system which shall not be less than thirty (30) days. If Licensee fails to cure or enter into a remediation arrangement with Licensor within ninety (90) days following the date of the Deflagging Event, or fails to improve the performance of such Licensed Vacation Ownership Property in accordance with the remediation arrangement, Licensor may Deflag such Licensed Vacation Ownership Property, immediately upon notice to Licensee.
(d) If any Licensed Vacation Ownership Property is not Operated in compliance with the Standards and Agreements and this Agreement, Licensor may issue a notice of breach to Licensee with respect to such Licensed Vacation Ownership Property. If Licensee fails to cure the breach within the time period specified in the notice, which shall not be less than thirty (30) days, it shall be a Deflagging Event. If Licensee fails to cure or enter into a remediation arrangement with Licensor within sixty (60) days following the date of the Deflagging Event, or fails to improve the performance of such Licensed Vacation Ownership Property in accordance with the remediation arrangement, Licensor may Deflag such Licensed Vacation Ownership Property, immediately upon notice to Licensee.
(e) Any Deflagging Event shall not affect the rights of the other Licensed Vacation Ownership Properties hereunder. Upon notice from Licensor of Deflagging, Licensee shall notify the Deflagged Property within 30 days, and starting from the date of Deflagging, Licensee will comply with the terms of Section 19.1 with respect to such property. If Licensee then wishes to continue to operate the Deflagged Property, Licensee may operate it solely as a Separate Operation. This Section 18.1 is cumulative with, and shall not limit Licensor’s rights under Section 18.3.
(f) If Licensee fails to operate any sales facility or member service center, each case related to the Licensed Vacation Ownership Business, in compliance with the Standards and Agreements or this Agreement, then Licensor may issue a notice of breach with respect to such failure. If Licensee fails to remedy within thirty (30) days of such notice, then Licensor may require Licensee to close such sales facility or member service center or cease to operate such sales facility or member service center as part of the Licensed Vacation Ownership Business.
(g) Upon the occurrence of a Deflagging Event, without limiting its other rights and remedies herein, Licensee shall not develop new phases of such Licensed Vacation Ownership Property as determined by Licensor its sole discretion until the breach is cured.
Section 18.2    Termination by Licensor for Bankruptcy by Licensee
. Licensor may immediately terminate this Agreement, effective upon notice to the Licensee, if Licensee dissolves, liquidates, ceases business operations (excluding a merger into another entity that continues such operations thereafter), becomes insolvent, generally does not pay its debts as they become due or files a voluntary petition (or consents to an involuntary petition) or an involuntary petition is filed and is not dismissed within sixty (60) days under any bankruptcy, insolvency or similar Laws.
Section 18.3    Termination by Licensor For Breach by Licensee
. Licensor may immediately terminate this Agreement in its entirety, effective upon notice to Licensee, if at any time during the Term:
(a) (i) 25% or more of the Licensed Vacation Ownership Properties are failing the performance thresholds of Licensor’s then-current quality assurance system for Vacation

Ownership Properties or (ii) Licensee’s overall customer satisfaction score for all Licensed Vacation Ownership Properties is less than 60, and in each case of (i) and (ii), such failure has not been cured within the applicable cure period under the quality assurance or customer satisfaction audit system, which shall not be less than thirty (30) days or (iii) Licensee fails to operate any Licensed Vacation Ownership Property in compliance with this Agreement or the Standards and Agreements, or otherwise breaches any of the foregoing, and such failure or breach has a material adverse effect on the business, goodwill, operations, assets, liabilities (actual or contingent) or financial condition of Licensor and its Subsidiaries, taken as a whole;
(b) Licensee timely fails to pay any amounts due herein in excess of (i) $5 million USD (as adjusted annually after the Effective Date by the CPI, or its equivalent, if the CPI is unavailable, the “CPI Adjustment”) and does not cure such payment within fifteen (15) days or (ii) $3 million USD (subject to the CPI Adjustment) two (2) or more times within any twenty-four (24) month period;
(c) A threat or danger to public health or safety occurs at any Licensed Vacation Ownership Property, and such occurrence has a material adverse effect on the business, goodwill, operations, assets, liabilities (actual or contingent) or financial condition of Licensor and its Subsidiaries, taken as a whole;
(d) Licensee directly or indirectly becomes an Affiliate of a Person who is (i) (x) owned or Controlled by, or is acting on behalf of any Governmental Entity of any country that is subject to comprehensive U.S. sanctions in force; (y) located in, organized under the laws of or ordinarily resident in any such country; or (c) identified by any Governmental Entity as a person with whom dealings and transactions by Licensee are prohibited or restricted or (ii) a Hilton Competitor, unless the Hilton Competitor’s Vacation Ownership Business is managed thereafter as a Separate Operation;
(e) Licensee breaches Section 9.2 (without giving effect to the provisions therein that would render any breaching transaction null and void) or Section 9.3; or
(f) Licensee (i) contests in any Action Licensor’s ownership or the validity of the Licensed IP or Hilton Data or assists any other Person to do same; (ii) assigns this Agreement in violation of Section 17.1 (without giving effect to the provisions in Section 17.3 that would render such assignment null and void); (iii) intentionally submits false information or maintains false records or books with respect to its payment obligations herein; (iv) has a senior executive or board member that is convicted of a felony (or any other crime that is reasonably likely to harm Licensor, the Licensed Marks or their goodwill); or (v) is the subject of publicly disclosed information that harms any licenses or permits held by Licensor or its Subsidiaries or their stature with any Governmental Entity.
Section 18.4    Termination of Corporate Name Rights
. Licensee’s license to use the Licensed Marks as a trade, corporate, d/b/a or similar name shall terminate automatically if: (x) the aggregate number of units of accommodation in the Licensed Vacation Ownership Business falls below two-thirds of the total number of units of accommodation in Licensee’s entire Vacation Ownership Business; provided, that, for the purposes of the foregoing, Licensee’s license shall not automatically terminate during the

Integration Period solely as a result of, or in connection with, the acquisition of Diamond Properties and related Vacation Ownership Business of Diamond in the Merger (and after the Integration Period, Licensee’s license will again be subject to termination in accordance with this Section 18.4(x)); (y) if Licensee, directly or indirectly, merges with or into or acquires Control of the assets of Marriott International, Inc., Marriott Vacations Worldwide Corporation, Hyatt Hotels Corporation, Wyndham Hotels and Resorts, Inc., Travel + Leisure, Inc. (f/k/a Wyndham Destinations, Inc.), or their respective Affiliates and Licensee or any such other Person uses the brands of such Persons in any business after such acquisition or (z) Licensee becomes an Affiliate of a Hilton Competitor, in each case regardless of whether the Licensed Vacation Ownership Business is operated as a Separate Operation.
Section 18.5    Suspension
. Upon a default under Section 18.3(a) or Section 18.3(c), without limiting its other rights and remedies herein, Licensor has the right to (i) suspend Licensee’s access to and use of all Licensed IP and/or Hilton Data (other than the Licensed Marks and Licensed Content) until such breach is cured.
Section 18.6    Cure Period for Breaches in connection with the Transaction
Notwithstanding anything to the contrary in this Agreement, to the extent that any Integration of any part of the Diamond Business or the Diamond Properties into Licensee’s business, including the Diamond Properties Conversion, would cause or result in any violation, conflict, inconsistency, or breach of any of the provisions contained in this Agreement, Licensee shall notify Licensor promptly upon the discovery of the same. Thereafter, the Parties agree to cooperate reasonably so as to allow Licensee to take all reasonably necessary steps to resolve such violation, conflict, inconsistency, or breach; provided, that, Licensee shall have up to twelve (12) months from the date of such notification to take all reasonably necessary steps to resolve such violation, conflict, inconsistency, or breach; provided, further, that in no event shall the total period of time to resolve all such violations, conflicts, inconsistencies, and breaches extend beyond the date that is twenty-four (24) months from the Closing (“Cure Period End Date”). Notwithstanding the foregoing, (a) nothing in the foregoing will prohibit Licensor from exercising its deflagging rights under Section 18.1 with respect to a Diamond Property that has converted to a New Brand Licensed Vacation Ownership Property in accordance with Section 5.2; and (b) this Section 18.6 shall not apply to event, circumstance, or condition that (i) constitutes a violation, conflict, inconsistency, or breach of this Agreement and (ii) has a material adverse effect on the business, goodwill, operations, assets, liabilities (actual or contingent) or financial condition of Licensor and its Subsidiaries, taken as a whole.

ARTICLE XIX
POST TERMINATION OBLIGATIONS
Section 19.1    After Termination
. On termination or expiration of this Agreement, Licensee will:

(a) within 10 days, pay all sums due and owing to Licensor, including all costs and expenses incurred by Licensor in obtaining injunctive relief in connection with the enforcement of this Agreement;
(b) cease using (and at Licensor’s option, securely destroy or return when applicable) the Licensed IP and Hilton Data according to the following deadlines:
(i) immediately, cease creating new advertising, marketing and promotional materials in any form or media that contain the Licensed Marks;
(ii) immediately, cease all access to and use of Licensor’s Confidential Information;
(iii) within 10 days, cease all access to the Licensed System;
(iv) within 10 days, at Licensor’s option, securely destroy or return to Licensor all of Licensor’s Confidential Information;
(v) within 20 days, delete all uses of Licensed Marks from all websites, social and mobile media and other digital or electronic venues in Licensee’s possession or control and establish Licensor’s designated employees as all contact names on any registrations or reservations for domain names, social, mobile media and similar identifiers;
(vi) within 30 days, file to change or transfer to Licensor, at Licensor’s option, all corporate, trade and d/b/a names and vanity telephone numbers to names (or numbers corresponding to names) that do not contain any Licensed Marks;
(vii) within 60 days, cease using all Licensed Content in digital or electronic media;
(viii) within 6 months, cease using all business cards, stationery, brochures, portable signage and all other printed matter and collateral that is visible to the public and bears the Licensed Marks;
(ix) within 1 year, remove the Licensed Marks from all motor vehicles and large outdoor signage; and
(x) in the next replacement cycle, cease using all internal office collateral that is not visible to the public and bears the Licensed Marks.
Section 19.2    Liquidated Damages
. Each Party agrees that the termination of this Agreement due to the fault of Licensee will cause substantial damage to Licensor, and without limiting Licensor’s right to seek injunctive or equitable relief, Licensor may in its sole discretion elect to receive, in lieu of actual damages, a payment of liquidated damages not as a penalty, but as a commercially reasonable estimate of the minimum just and fair compensation for its lost profits and/or direct damages. If Licensor so elects, such liquidated damages will be due thirty (30) days following any termination of this Agreement and shall be an amount equal to the net present value as of the termination date of all unpaid Royalties and fees under Article III that Licensor expected (had Licensee not breached) to collect for the remainder of the Term. A discount rate of 8% shall be used to determine the net present value.
Section 19.3    Cross-Default
. Upon termination of this Agreement, all Standards and Agreements shall automatically terminate.
Section 19.4    Survival
. Section 1.1(b), Article III (for fees accruing prior to termination date), Section 4.2, Section 13.1, Section 14.1, Section 14.2(a), Section 15.1—Section 15.3, Section 16.1 and Section 16.5, Article XIX and Article XXI—Article XXV shall survive the expiration or termination of this Agreement.
ARTICLE XX
COMPLIANCE WITH LAWS
Section 20.1    Applicable Laws
. At all times during the Term, Licensee will (i) at its sole expense, operate the Licensed Vacation Ownership Business in strict compliance with all applicable Laws and (ii) subject to reimbursement by Licensor for its commercially reasonable out-of-pocket costs, provide Licensor with all information relating to the Licensed Vacation Ownership Business that is necessary or desirable to allow Licensor to comply with all applicable Laws.
Section 20.2    Notice of Events.
(a) Licensee shall promptly provide to Licensor all Information Licensor reasonably requests about Licensee and its Subsidiaries (including its and their respective beneficial owners, officers, directors, shareholders, partners or members) and/or the Licensed Vacation Ownership Business and the Licensed Vacation Ownership Properties;
(b) Licensee shall give Licensor notice within ten (10) business days of (i) any occurrence that reasonably could materially adversely affect any Licensed Vacation Ownership Property, the Licensed Vacation Ownership Business or the financial condition of Licensee, (ii) any communication from a Governmental Entity alleging that the Licensed Vacation Ownership Business (or Licensee’s
(c) Operating of same) fails to comply with any Laws, or that may materially adversely affect the Operation or financial condition of Licensee or the Licensed Vacation Ownership Business or (iii) any potential or pending Action of which Licensee becomes aware (x) that names Licensor or its Subsidiaries, the Licensed IP or Hilton Data, (y) that would be reasonably likely to have a material adverse effect on the Licensed Vacation Ownership Business, the Licensed IP or Hilton Data or (z) with respect to which the amount in controversy relating to the Licensed Vacation Ownership Business exceeds five million dollars ($5,000,000 USD).

ARTICLE XXI
RELATIONSHIP OF PARTIES
Section 21.1    Consent Standard
. Any consent or approval given under this Agreement may be given or withheld by a Party in its sole discretion, unless otherwise specified.
Section 21.2    Independent Contractor
. The Parties are independent contractors, and nothing in this Agreement is intended to constitute or deem either Party as an agent, legal representative, fiduciary, subsidiary, joint venturer, partner, manager, employee or servant of the other Party for any purpose, provided that Licensor may act on Licensee’s behalf as Licensee’s agent for purposes of booking reservations at any Licensed Vacation Ownership Property. Nothing in this Agreement authorizes either Party to make, provide, or enter into any contract, agreement, warranty or representation on the other Party’s behalf or to incur any debt or other obligation in the other Party’s name.
ARTICLE XXII
GOVERNING LAW/DISPUTE RESOLUTION
Section 22.1    Governing Law
. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.
Section 22.2    Negotiation
. In the event of a dispute arising out of or in connection with this Agreement (including its interpretation, performance or validity) (collectively, “Agreement Disputes”), the general counsels of the relevant Parties (or such other individuals designated thereby) shall negotiate for a maximum of 21 days (or a mutually-agreed extension) (such period of days, the “Negotiation Period”) from the time of receipt by a Party of written notice of such Agreement Dispute. The relevant Parties shall not assert the defenses of statute of limitations and laches for any delays arising due to the procedures in Sections 22.2 or 22.3.
Section 22.3    Mediation
. If the Parties have not timely resolved the Agreement Dispute under Section 22.2, the Parties agree to submit the Agreement Dispute within to mediation no later than 10 days following the end of the Negotiation Period, with such mediation to be conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”). The Parties to the Agreement Dispute agree to bear equally the CPR and mediator’s costs. The Parties agree to participate in good faith in the mediation for a maximum of 14 days (or a mutually agreed extension). If the Parties have not timely resolved the Agreement Dispute pursuant to this Section 22.3, either Party may then bring an action in accordance with Sections 22.4 and 22.5 herein.

Section 22.4    Consent to Jurisdiction
. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware, to resolve any Agreement Dispute that is not resolved pursuant to Sections 22.2 or 22.3. Any judgment of such court may be enforced by any court of competent jurisdiction. Further, notwithstanding Sections 22.2 and 22.3, either Party may apply to the above courts set forth in Section 22.4(a) & 22.4(b) above for a temporary restraining order or similar emergency relief during the process set forth in Sections 22.2 and 22.3. Each of the Parties agrees that service by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any of the above Actions and irrevocably and unconditionally waives any objection to the laying of venue of any Action in accordance with this Section 22.4. Nothing in this Section 22.4 shall limit or restrict the Parties from agreeing to arbitrate any Agreement Dispute pursuant to mutually-agreed procedures.
Section 22.5    Waiver of Jury Trial
. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY AGREEMENT DISPUTE.
Section 22.6    Confidentiality
. All information and communications between the Parties relating to an Agreement Dispute and/or under the procedures in Sections 22.2 and 22.3 shall be considered “Confidential Information” under Article XIV herein.
Section 22.7    Continuity of Performance
. Unless otherwise agreed in writing, the Parties shall continue to perform under this Agreement during the course of dispute resolution under this Article XXII with respect to all matters not subject thereto.
ARTICLE XXIII
NOTICES
All notices under this Agreement shall be in English, in writing and given or made by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Article XXIII):
To Licensor:
Hilton Worldwide Holdings Inc.
7930 Jones Branch Drive, Suite 1100
McLean, Virginia 22102

Attn: General Counsel
Facsimile: (703) 883-6188
To Licensee:
Hilton Grand Vacations Inc.
6355 MetroWest Boulevard, Suite 180
Orlando, Florida 32835
Attn: General Counsel
Facsimile: (407) 722-3776
ARTICLE XXIV
MISCELLANEOUS
Section 24.1    Complete Agreement; Construction
. This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.
Section 24.2    Counterparts
. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or PDF signature shall serve as originals for purposes of binding the Parties hereto.
Section 24.3    Amendment
. This Agreement may not be modified or waived in whole or in part except by an agreement in writing signed by Licensor and Licensee.
Section 24.4    Third Party Beneficiaries
. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 24.5    Title and Headings
. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 24.6    Severability
. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such provision shall be interpreted to fullest extent possible consistent with the Parties’ intent. Further, the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 24.7    Interpretation
. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 24.8    No Waiver
. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 24.9    Cumulative Remedies
. No right or remedy conferred upon or reserved to Licensor or Licensee by this Agreement is intended to be, nor will be, deemed exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.
Section 24.10    Force Majeure
. Neither Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation or Licensee’s obligations under Article XIV) under this Agreement (which is an “Ancillary Agreement” as defined in the Distribution Agreement), so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
ARTICLE XXV
WARRANTIES
Section 25.1    By Each Party
. Without modifying the Distribution Agreement, each Party represents and warrants to the other Party that: (i) the warranting Party has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and (ii) this Agreement has been duly executed and delivered by the warranting Party and, assuming the due execution and delivery of this Agreement by both Parties, constitutes a valid and binding agreement of the warranting Party enforceable against the warranting Party in accordance with its terms.
Section 25.2    Disclaimer
. Except as expressly set forth in Section 25.1, each Party disclaims any representations and warranties, either express or implied, with respect to this Agreement, and Licensor disclaims any representations and warranties, either express or implied, with respect to the Licensed Marks, including any warranty of ownership, non-infringement, suitability, value, fitness for use or non-infringement of third party rights.
Section 25.3    Limitation on Damages
. Except for claims arising under or breaches of Article XVI, neither Party will be liable to the other Party for any (i) special, incidental, indirect, exemplary, punitive or consequential damages or (ii) except for Licensor’s reasonably estimated lost profits included in the liquidated damages payment in Section 19.2, lost profits, in each case, relating to this Agreement, regardless of whether such Party has been notified of the possibility or the foreseeability thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
HILTON WORLDWIDE HOLDINGS INC.

By
Name:
Title:

HILTON GRAND VACATIONS INC.

By:
Name:
Title:

[Signature Page to A&R License Agreement]

EXHIBIT A
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Acquired Vacation Business” has the meaning set forth in Section 2.6(a).

(3) “Acquired Vacation Property Inventory” has the meaning set forth in Section 2.6(c).

(4) “Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person. For clarity, Licensor, Licensee and PHRI (and their respective Subsidiaries after the Effective Date) shall not be deemed to be Affiliates of each other in this Agreement.

(5) “Agreement” means this Amended and Restated HGV License Agreement, including all Exhibits and Schedules (including those included in the Original Agreement), as each may be amended by the Parties from time to time.

(6) “Amendment Effective Date” has the meaning set forth in the Recitals.

(7) “Blocked Person” shall mean (i) a Person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control as a “specially designated national or blocked person” or similar status; (ii) a Person described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (iii) a Person otherwise identified by government or legal authority as a Person with whom Licensor, Licensee or any of their Affiliates, are prohibited from transacting business As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

(8) “Brand Standards” shall mean the guidelines developed for use with the Licensed Vacation Ownership Business as modified, amended or supplemented from time to time in accordance with Article VII, which include without limitation standards and specifications related to health, fire and life safety, security, guest services and assistance, quality assurance as well as design and construction standards, it being acknowledged Brand Standards differ from other Licensor brand standards in a manner to reflect appropriate differences between hotel service levels and service levels applicable to the Licensed Vacation Ownership Business.

(9) “Call” has the meaning set forth in the Marketing Services Agreement.

(10) “Closing” has the meaning set forth in the Recitals.

(11) “Club Revenue” shall mean Licensee’s revenue resulting from the collection of annual dues paid by members (mandatory and voluntary) of the Licensed Exchange Program.
(12) “Co-Located Licensor Lodging Property” has the meaning set forth in Section 5.6(a).

(13) “Confidential Information” shall mean all confidential, proprietary or non-public Information, content or materials in any form or media provided by or on behalf of a Party to the other Party hereunder, including any information relating to a Party or its Subsidiaries (or any other Person who has provided such Information to them under obligations of confidentiality) and/or their respective activities, businesses or operations, including financial, technical, customer, personnel and marketing Information. For clarity, Licensor’s Confidential Information shall include the Standards and Agreements, Hilton Data, Licensed Software and Licensed System.

(14) “Contract Sales” shall mean the sum of (i) the gross sale price paid or to be paid to a third party in a fee for service transaction or arrangement for the initial sale or re-sale of interests held by third parties in Vacation Ownership Properties, and (ii) gross sale price paid or to be paid for the initial sale or re-sale of interests held in Vacation Ownership Properties, regardless of whether any part thereof is financed. For the avoidance of doubt, the Contract Sales excludes maintenance fees, management fees, dues, exchange fees, enrollment fees, closing costs, transaction costs, including brokerage commissions and expenses, applicable Taxes paid by an owner of Vacation Ownership Business or its Affiliates or gross up for Taxes paid by purchasers, or interest or financing charges with respect to financed purchases.

(15) “Control” of a person shall mean having direct or indirect (i) ownership of all or substantially all of the properties or assets of a person; (ii) right to appoint a majority of the members of the board of directors of such person; and/or (iii) beneficial ownership of more than 50% of the total voting power of the outstanding shares of stock or other equity interests of such person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such person (excluding shares or equity interests entitled so to vote or participate only upon the happening of some contingency). For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Securities Exchange Act of 1934, as amended.

(16) “CPI” shall mean the “Consumer Price Index” published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items (Not Seasonally Adjusted) (1982-1984=100). If the Consumer Price Index is hereafter converted to a different standard reference base or otherwise revised, any determination hereunder that uses the Consumer Price Index shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by any nationally recognized publisher of similar statistical information.

(17) “CPI Adjustment” has the meaning set forth in Section 18.3(b).

(18) “CPR” has the meaning set forth in Section 22.3.

(19) “Data Security Policies” shall mean any current or future posted or internal agreement, standard or policy of a Person relating to the integrity, operation, redundancy, disaster recovery, security testing, monitoring and remediation of Systems used in such Person’s or its Affiliates’ business (and the data therein).
(20) “Deflag” shall mean, with respect to (i) a Licensed Vacation Ownership Property, for such property to lose its license to use the Hilton Data, Loyalty Program and Licensed IP herein and (ii) Licensor Lodging Property, for Licensor to cease Operating such property under a Hilton Mark.

(21) “Deflagged Property” has the meaning set forth in Section 18.1.

(22) “Deflagging Event” has the meaning set forth in Section 18.1.

(23) “Diamond” has the meaning set forth in the Recitals.

(24) “Diamond Business” the Vacation Ownership Business and related businesses as owned and/or operated by Diamond and its Subsidiaries at the time of the Merger.

(25) “Diamond Property” means each Vacation Ownership Property acquired by Licensee from Diamond as part of Diamond Business in connection with the Merger.

(26) “Disclosing Party” has the meaning set forth in Section 14.1(a).

(27) “Disputes” has the meaning set forth in Section 22.2.

(28) “Distribution Agreement” has the meaning set forth in the Recitals to this Agreement.

(29) “Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

(30) “Eligible HOA Expenses” shall mean Eligible HOA operating expenses, reserves and real estate taxes to the extent Licensee’s compensation from the Eligible HOA is calculated upon such amounts collected from all owners other than Licensee.

(31) “Eligible HOAs” shall mean HOAs operated in connection with Licensed Vacation Ownership Properties (i) subsequent to the Effective Date of this Agreement and ii) along with the following Licensed Vacation Ownership Properties operated as of the Effective Date: HLTV Vacation Suites, LV Tower 52 Vacation Suites, AOC Vacation Suites, Ocean 22 Vacation Suites, Sunrise Lodge, Las Palmeras, GI Vacation Suites, Ocean Oak Vacation Suites, TD Suites, HC Suites and BW Vacation Suites. Future phases of existing resorts where new phases will be combined with existing phases for HOA assessment purposes, such as RL Vacation Suites, WBKL Vacation Suites and Las Vegas Boulevard Vacation Suites, shall be excluded from this definition, however, if such new phases are not under the existing HOA, they shall be counted when assessing Royalty.

(32) “Exchange Program” shall mean any program or arrangement for the voluntary exchange of the right to use and occupy an accommodation unit for the right to use or occupy another accommodation unit.

(33) “Fee For Services Sales Price” shall mean the gross sale price paid or to be paid to a third party in a fee for service transaction or arrangement for the initial sale or re-sale of interests held by third-parties in Licensed Vacation Ownership Properties (excluding HGVClub at Craigendarroch Suites and HGVClub at MarBrisa). For the avoidance of doubt, the Fee For Services Sales Price excludes maintenance fees, management fees, dues, exchange fees, enrollment fees, closing costs, transaction costs, including brokerage commissions and expenses, applicable Taxes paid by Licensee or its Affiliates or gross up for Taxes paid by purchasers, or interest or financing charges with respect to financed purchases. To the extent that interests in Licensed Vacation Ownership Properties are used as consideration, in whole or in part, for the purchase of interests in other Licensed Vacation Ownership Properties (i.e., upgrades), then the Fee For Services Sales Price shall be the difference between the gross sales price paid by the owner for the prior interest in the Licensed Vacation Ownership Property and the gross sales price paid by the owner for the newly acquired interest in the Licensed Vacation Ownership Property.

(34) “Force Majeure” shall mean, with respect to a Party, an event beyond the commercially reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(35) “Fractional Vacation Club Business” shall mean (i) business of Operating properties for vacation or leisure purposes in which Persons acquire an shared ownership interest in or right to use (including through interests in a land trust or similar real estate vehicle, Destination Club, and/or in the form of points, deeded weeks or other currency) one or more specified overnight accommodations and associated facilities, in each case, on a recurring, minimum periodic basis greater than twenty-seven (27) days per calendar year, and pay for such interest or right in advance (whether payments lump-sum or periodically over time and (ii) natural ancillary products or services for such business.

(36) “GBCS Services” shall mean a series of commercial services centrally delivered by Licensor including, but not limited to, group lead generation, business travel sales RFP management, sales operational support, EDGE program management and online demand generation and optimization, and third party distribution.

(37) “Governmental Entity” shall mean any (i) nation or government, any state, municipality or other political subdivision thereof; (ii) entity, body, agency, commission, department, board, bureau or court, whether U.S., state, municipal, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof; and (iii) stock exchange or industry self-regulatory organization.

(38) “Gross Revenues” shall mean the sum of:

(a) the aggregate Gross Sales Price;
(b) the Fee For Services Sales Price;
(c) Leasehold Sales Price Amortization;
(d) Property Operations Revenue;
(e) Club Revenue;
(f) Marketing Package Revenue;
(g) Transient Rental Revenue; and
(h) Eligible HOA Expenses.
For the avoidance of any doubt, Gross Revenues shall not include any New Brand Gross Revenues
(39) “Gross Sales Price” shall mean the gross sale price paid or to be paid to Licensee or its Affiliates for the initial sale or re-sale of interests, other than those sold with a reversionary leasehold interest, held by Licensee or its Affiliates in Licensed Vacation Ownership Properties (excluding HGVClub at Craigendarroch Suites and HGVClub at MarBrisa), regardless of whether any part thereof is financed by Licensee or any third-party. For the avoidance of doubt, the Gross Sales Price excludes bad debt expense, maintenance fees, management fees, dues, exchange fees, enrollment fees, closing costs, transaction costs, including brokerage commissions and expenses and incentives granted to a purchaser at the time of purchase, applicable Taxes paid by Licensee or its Affiliates or gross up for Taxes paid by purchasers, or interest or financing charges with respect to financed purchases. To the extent that interests in Licensed Vacation Ownership Properties are used as consideration, in whole or in part, for the purchase of interests in other Licensed Vacation Ownership Properties (i.e. upgrades), then the Gross Sales Price shall be the difference between the original gross sales price paid for the first Licensed Vacation Ownership Property and gross sales price of the newly acquired Licensed Vacation Ownership Property.

(40) “Honors LLC” has the meaning set forth in Section 7.5.

(41) “Hilton Competitor” shall mean any Person who (i) Operates a Lodging Business and/or (ii) competes with Licensor or its Subsidiaries in any other business other than exclusively in the Vacation Ownership Business at any time during the Term, and the Affiliates of any such Person.

(42) “Hilton Data” shall mean the Loyalty Program Data and all guest, customer or member profiles, contact information (including addresses, phone numbers and email addresses), histories, preferences and other related information obtained or derived from guests, customers or members in connection with any Lodging Business of Licensor or its Subsidiaries.

(43) “Hilton Information Technology System Agreement” shall mean that certain Hilton Information Technology System Agreement which the Parties have entered into concurrent with this Agreement.

(44) “Hilton Marks” shall mean all Trademarks owned or controlled by Licensor or its Affiliates, including the Licensed Marks.

(45) “HOA” shall mean an association of owners with ownership interests in a Vacation Ownership Property (i.e., the single governing association, not the individual homeowners within the HOA).

(46) “Information” shall mean information and data in any form or media, including written, oral, electronic, computerized or digital.

(47) “Initial Noncompetition Term” has the meaning set forth in Section 2.2(a).

(48) “Integration Period” shall mean the time period beginning on the first day of the month immediately following the month in which the Closing occurs and ending on the fifth anniversary of such first day of the month immediately following the month in which Closing occurs.

(49) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate, trade, d/b/a or similar names, logos, slogans, designs, trade dress, domain names, social and mobile media identifiers and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights, (iv) trade secrets, know-how, processes and methods, and (v) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof.

(50) “Laws” shall mean all laws, statutes, ordinances, orders, rules, directives, judgments and decrees (by consent or otherwise), regulations, codes, permits, licenses, certificates, authorizations, directions and requirements of, issued by or executed with any Governmental Entity.

(51) “Leasehold Sales Price Amortization” shall mean the recognition of the sales price of a Licensed Vacation Ownership Property sold subject to a reversionary leasehold interest. For avoidance of doubt, Leasehold Sales Price Amortization will be calculated by multiplying the sales price of the Licensed Vacation Ownership Property by a fraction, the numerator of which is the time period over which the license is being recognized and the denominator is the leasehold period.

(52) “Licensed Content” shall mean all consumer-facing advertising and promotional materials in any form or media that are owned by Licensor or its Subsidiaries and displayed in print, digital, electronic or computerized form and are provided to Licensee in Licensor’s discretion during the Term for use in connection with the Licensed Vacation Ownership

Business, but excluding all software, information technology infrastructure and other non-consumer-facing assets and items.

(53) “Licensed Exchange Program” shall mean an exchange program operated by Licensee that uses the Licensed Marks. For example, as of the date of this Agreement, Licensee operates the following Licensed Exchange Programs: Hilton Grand Vacations Club Exchange Program and Hilton Club Exchange Program. Any combined exchange program formed by Licensee that uses the Licensed Marks and includes the Diamond Properties shall be considered a Licensed Exchange Program (except for the purposes of calculating the Royalty and New Brand Royalty pursuant to Article III).

(54) “Licensed HOA” shall mean the HOA in the Licensed Vacation Ownership Business that has hired Licensee to manage its Licensed Vacation Ownership Property.

(55) “Licensed IP” shall mean the Licensed Marks, the Licensed Content, the Licensed System and the Licensed Software.

(56) “Licensed Marks” shall mean the trademarks “Hilton Grand Vacations” and “HGV” and “Hilton Club” in their entirety, and not any variations thereof, including the term “Hilton” standing alone or used with any other words, terms, designs or other elements, including those registered trademarks set forth on Exhibit C of the Original Agreement.

(57) “Licensed Software” shall mean the business software and hardware system, currently known as OnQ, which Licensor may periodically change in its sole discretion (including changes to the way in which OnQ data is delivered to users and their properties), that is currently comprised of software that includes a proprietary property management component, reservations component, revenue management component, rate & inventory component, learning management component and other components Licensor considers necessary to support the following activities: reservations, sales, distribution, customer relationship management, operations, and business intelligence gathering and analysis.

(58) “Licensed System” shall mean Licensor’s then-current reservation system pursuant to which Licensor offers inventory of vacant rooms to the public.

(59) “Licensed Vacation Ownership Business” shall mean (i) Licensee’s business of Operating the Licensed Exchange Program and Licensed Vacation Ownership Properties (or interests therein) for vacation or leisure purposes, (ii) natural extensions of and ancillary products and services for such business of Licensee, including membership services, financing, establishing and operating sales facilities, managing rental programs associated with Licensed Vacation Ownership Properties, but excluding products on Exhibit D of the Original Agreement or products and services of the type excluded from the Vacation Ownership Business definition, (iii) products and services that Licensor has approved pursuant to Section 9.4 and (iv) the products and services of Licensee set forth on Exhibit E of the Original Agreement. Such term shall also include New Brand Licensed Vacation Ownership Business, as appropriate.

(60) “Licensed Vacation Ownership Property” shall mean the existing Licensed Vacation Ownership Properties and Vacation Ownership Properties under development listed in

Exhibit F of the Original Agreement and additional Vacation Ownership Properties approved by Licensor pursuant to Section 9.1, and for clarity, excluding any Separate Operations and any Non-Licensed Existing Projects. Where the Licensed Vacation Ownership Property is limited to Licensed Vacation Ownership Property units being offered within a larger, mixed-use facility, and Licensee or its Affiliates do not control the other improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances located at such facility, then the Licensed Vacation Ownership Property shall refer to such Licensed Vacation Ownership Property units and not to which Licensee or its Affiliates do not control. Such term shall also include New Brand Licensed Vacation Ownership Property, as appropriate.

(61) “Licensee” has the meaning set forth in the opening paragraph of this Agreement.

(62) “Licensee Data” shall mean all guest, customer or member profiles, contact information (including addresses, phone numbers and email addresses), histories, preferences and other related information obtained or derived by Licensee or its Subsidiaries from guests, customers or members in connection with (i) owners of Licensed Vacation Ownership Properties in their capacity as owners of such Licensed Vacation Ownership Properties; and (ii) owners or other guests, members or customers of the Licensed Vacation Ownership Business to the extent collected by Licensee or its Subsidiaries in connection with the marketing and sale of Licensed Vacation Ownership Properties. “Licensee Data” shall not include any (x) Loyalty Program Data or (y) data collected from owners, members or other guests or customers in connection with a transient stay or event at Licensed Vacation Ownership Properties, except as covered by subsection (ii) above.

(63) “Licensee Parties” has the meaning set forth in Section 5.9(a).

(64) “Licensee System” shall mean, collectively, all Systems used in the Licensed Vacation Ownership Business, whether owned by Licensee or any other Person.

(65) “Licensor” has the meaning set forth in the opening paragraph of this Agreement.

(66) “Licensor Brand Identity Guidelines” shall mean Licensor’s general guidelines for its licensees’ use of the Licensed Marks, as may be modified by Licensor and provided to Licensee throughout the Term.

(67) “Licensor Lodging Properties” shall mean those hotels, resorts and other lodging properties that are Operated by Licensor or its Affiliates, including those bearing the Waldorf Astoria Hotels & Resorts, LXR Hotels & Resorts, Conrad Hotels & Resorts, Canopy by Hilton, Signia by Hilton, Hilton Hotels & Resorts, Curio—A Collection by Hilton, DoubleTree by Hilton, Tapestry – A Collection by Hilton, Embassy Suites Hotels, Tempo by Hilton, Hilton Garden Inn, Hampton by Hilton, Tru by Hilton, Homewood Suites by Hilton, Home2 Suites by Hilton and Hilton brand names.

(68) “Lodging Business” shall mean the (i) business of Operating hotels, resorts or other transient or extended stay lodging, fractional residential sales, whole ownership or branded residential sales, destination clubs, travel clubs, travel agencies (including online travel agencies), serviced apartments, condo hotels, home sharing and similar facilities and (ii) all related ancillary services, including travel agent services and loyalty programs (in any current or future media).

(69) “Losses” has the meaning set forth in Section 16.1(a).

(70) “Loyalty Program” shall mean the guest frequency or reward program predominantly used by Licensor Branded Lodging Properties at any time during the Term, which such program is currently titled the Hilton HHonors® program.

(71) “Loyalty Program Data” shall mean all member profiles, contact information (including addresses, phone numbers and email addresses), histories, preferences and other related information obtained or derived from members of the Loyalty Program.

(72) “Loyalty Program Points” shall mean any point credits earned by Loyalty Program members that are redeemable for various rewards in the Loyalty Program.

(73) “Major Brand” shall mean those names or brands developed by Licensee after the Merger that are associated with the Licensed Vacation Ownership Business or otherwise advertised or marketed with any Hilton Marks and which comprise a significant or material portion of Licensee’s business, including but not limited to any name or brand developed for the New Brand Offering or any new Exchange Program. Major Brand shall not include names or brands used to identify ancillary services, specific resorts (unless Hilton Marks are used) or benefits offered from time to time, such as ClubPartner Perks or Elite Privileges, nor shall Major Brand include any name, brand or Intellectual Property acquired by Licensee through the Merger (unless used as part of the Licensed Vacation Ownership Business); provided, however, that Licensor shall not be prohibited from using such names or brands in the Lodging Business other marks that are registered trademarks.

(74) “Marketing Agreements” has the meaning set forth in Section 9.6(a).

(75) “Marketing Content” has the meaning set forth in Section 9.5(a).

(76) “Marketing Package Revenue” shall mean revenue from the sale of vacation packages for stays at Licensor Lodging Properties or Licensed Vacation Ownership Properties which relate to the marketing of Licensed Vacation Ownership Properties which includes the sale of trial memberships of the Licensed Exchange Program known as exit, sampler or vacation introduction programs as well as forfeiture revenue related to the expiration of vacation packages and trial memberships.

(77) “Marketing Services Agreement” has the meaning set forth in Section 11.1.

(78) “Measuring Year” has the meaning set forth in Section 2.2(b).

(79) “Member Service Center” shall mean a facility at which Licensee provides owners of Vacation Ownership Properties with off-site services with respect to their use and enjoyment of such ownership interests.

(80) “Merger” has the meaning set forth in the Recital.

(81) “New Brand” shall mean such new brand or brands to be developed by Licensee after the Closing of the Merger in connection with the Integration of Diamond Business.

(82) “New Brand Eligible HOA” shall mean HOAs operated in connection with New Brand Licensed Vacation Ownership Properties

(83) “New Brand Eligible HOA Expenses” shall mean New Brand Eligible HOA operating expenses, reserves and real estate taxes to the extent Licensee’s compensation from the New Brand Eligible HOA is calculated upon such amounts collected from all owners other than Licensee.

(84) “New Brand Fee For Services Sales Price” shall mean any applicable Fee For Services Sales Price that is associated with New Brand Offering.

(85) “New Brand Gross Revenues” shall mean the sum of:

(a) the aggregate New Brand Gross Sales Price;
(b) New Brand Fee For Services Sales Price, if any or applicable;
(c) New Brand Leasehold Sales Price Amortization, if any or applicable;
(d) New Brand Property Operations Revenue;
(e) New Brand Offering Revenue;
(f) New Brand Marketing Package Revenue; and
(g) New Brand Transient Rental Revenue.
(86) “New Brand Gross Sales Price” shall mean the Gross Sale Price but only as applicable to New Brand Licensed Vacation Ownership Properties and sales of interests in New Brand Offering. New Brand Gross Sales Price shall not include the sale of any Diamond Property or other Diamond Business offering that does not utilize any Licensed IP, Hilton Data or Loyalty Program benefits.

(87) “New Brand Leasehold Sales Price Amortization” shall mean any applicable Leasehold Sales Price Amortization for New Brand Licensed Vacation Ownership Properties that is associated with New Brand Offering.

(88) “New Brand Licensed Vacation Ownership Business” shall mean Licensee’s business of operating an Exchange Program of a New Brand, New Brand Licensed Vacation Ownership Properties, and/or New Brand Offering for vacation or leisure purposes, (ii) natural extensions of and ancillary products and services for such business of Licensee, including membership services, financing, establishing and operating sales facilities, managing rental programs associated with New Brand Licensed Vacation Ownership Properties, but excluding products and services of the type excluded from the Vacation

Ownership Business definition, and (iii) products and services that Licensor has approved pursuant to Section 9.4.

(89) “New Brand Licensed Vacation Ownership Property” shall mean any Diamond Property that has been converted into Licensed Vacation Ownership Property in accordance with Section 5.2, which property may be re-branded with a New Brand or may be branded with an Existing Licensed Mark.

(90) “New Brand Marketing Package Revenue” shall mean revenue from the sale of vacation packages for stays at Licensor Lodging Properties or New Brand Licensed Vacation Ownership Properties which relate to the marketing of New Brand Licensed Vacation Ownership Properties which includes the sale of trial memberships of New Brand Licensed Exchange Program known as exit, sampler or vacation introduction programs as well as forfeiture revenue related to the expiration of vacation packages and trial memberships.

(91) “New Brand Offering” shall mean one or more future package of benefits and services which may or may not constitute a separate Exchange Program to be developed by Licensee in accordance with Section 5.10 and operated by Licensee using New Licensed Marks, which offering will provide access across all or a portion of the Licensed Exchange Program and all or a portion of the New Brand Licensed Vacation Ownership Properties along with access to certain other agreed Licensor benefits.

(92) “New Brand Offering Revenue” shall mean Licensee’s revenue resulting from the collection of upgrade fees or annual dues paid by members (mandatory and voluntary) related to a New Brand Offering.
(93) “New Brand Property Operations Revenue” shall mean Property Operations Revenue related to New Brand Licensed Vacation Ownership Properties.

(94) “New Brand Transient Rental Revenue” shall mean Transient Rental Revenue related to New Brand Licensed Vacation Ownership Properties.

(95) “New Licensed Marks” shall mean such new trademarks to be developed and agreed upon by the Parties in accordance with Section 5.10 in connection with the New Brand Offering or otherwise.

(96) “New Property” has the meaning set forth in Section 5.2(b).

(97) “Noncompetition Term” shall have the meaning set forth in Section 2.2(b).

(98) “Non-Licensed Existing Projects” shall mean the projects that do not use the Licensed Marks and existed prior to the Effective Date listed on Exhibit G of the Original Agreement. Non-Licensed Existing Projects shall also mean those properties acquired by Licensee from Diamond pursuant to the Merger that do not use the Licensed Marks due to the inability of such properties to meet the approval requirements established by Licensor without significant financial investment.

(99) “Original Agreement” means that certain HGV License Agreement, dated as of January 2, 2017, including all Exhibits and Schedules, as each may be amended by the Parties from time to time.
(100) “Operate” shall mean, with respect to a business or property, (i) owning, financing, developing, redeveloping, managing, marketing, operating, licensing, leasing or franchising vacation properties; and/or (ii) acquiring or selling ownership of or the right to use individual units within properties included in such business.

(101) “Operating Guidelines” shall mean Licensor’s general guidelines set forth on Exhibit B of the Original Agreement for operation of Vacation Ownership Properties under the Licensed Marks, as may be modified by Licensor throughout the Term.

(102) “Parties” has the meaning set forth in the opening paragraph of this Agreement.

(103) “Party” has the meaning set forth in the opening paragraph of this Agreement.

(104) “Party Agreements” has the meaning set forth in the definition of Standards and Agreements.

(105) “Percentage of Completion” shall mean a fraction of which the numerator is the total project construction costs incurred for a Licensed Vacation Ownership Property under construction at the end of a reporting period and the denominator is the total expected project construction costs for such Licensed Vacation Ownership Property.
(106) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(107) “PHRI” has the meaning set forth in the Recitals to this Agreement.

(108) “Privacy Policy” shall mean any current or future posted or internal agreement, standard or policy of a Person relating to privacy, personal, regulated or confidential information or personally identifiable information.

(109) “Program Fee” shall mean the fee paid by Licensor’s branded hotels to Licensor or its designee for various programs benefitting Licensor’s branded hotel system, including (i) advertising, promotion, publicity, public relations, market research, and other marketing programs, (ii) developing and maintaining directories and Internet sites for properties; (iii) developing and maintaining the reservation service systems and support; (iv) quality assurance programs; and (v) administrative costs and overhead related to the administration or direction of these projects and programs.

(110) “Property Operations Revenue” shall mean Licensee’s or its Affiliates’ gross revenue resulting from the operation of spas and wellness centers; retail; food and beverage; and other on-property operations, in conjunction with a Licensed Vacation Ownership Property. Property Operations Revenue shall not include any onsite revenue related to the Anderson Ocean Club with respect to managing the Anderson Ocean Club HOA (this property is a joint timeshare and whole ownership project that includes multiple associations and the revenues represent reimbursements from the various associations).

(111) “Purchase Contract” has the meaning in Section 3.1(b)(i).

(112) “Reasonable Best Efforts” shall mean (i) commercially reasonable efforts plus, if necessary, (ii) any additional actions that do not (x) incur material out-of-pocket costs; (y) require material additional employee resources; and/or (z) materially interfere with the conduct of the performing party’s applicable business.

(113) “Receiving Party” has the meaning set forth in Section 14.1(a).

(114) “Recipients” has the meaning set forth in Section 14.1(a).

(115) “Related Parties” has the meaning set forth in Section 16.1(a).

(116) “Renewal Noncompetition Term” has the meaning set forth in Section 2.2(b).

(117) “Royalty” has the meaning set forth in Section 3.1(a)(i).

(118) “Sales Facilities” shall mean galleries, desks and other physical facilities from which interests in units of Vacation Ownership Properties are offered and sold to the public.

(119) “Security Breach” has the meaning set forth in Section 14.2(d).

(120) “Separate Operations” shall mean a project or business that satisfies all of the following conditions: (i) it is operated completely separately from the Licensed Vacation Ownership Business with respect to physical locations of Licensed Vacation Ownership Properties and is not directly exchangeable or interchangeable with Licensed Vacation Ownership Properties (including through Exchange Programs owned or operated by Licensee or its Affiliates); (ii) it is sold through separate and distinct sales locations and personnel (other than common regional-level management personnel) from the Licensed Vacation Ownership Business and uses separate Member Service Centers and Sales Facilities; (iii) it is operated and marketed without use of (or access to) the Loyalty Program, any Licensed IP or Hilton Data (or any key word, ad word, metatag or similar device designed to attract viewers or users in online, social, mobile or other media that uses a Licensed Mark); (iv) it is not a Subsidiary of, or operated directly or indirectly by a Person that uses the Licensed Marks as a corporate, trade or d/b/a name; and (v) it is advertised, marketed and otherwise presented to the public as being operated completely separately from the Licensed Vacation Ownership Business.

(121) “Shortfall Payment” has the meaning set forth in Section 2.2(c).

(122) “Standards” has the meaning set forth in the definition of “Standards and Agreements.”

(123) “Standards and Agreements” shall mean all (i) standards, rules, guidelines, manuals and policies that are provided to the Licensee, including Brand Standards, Licensor Brand

Identity Guidelines, Licensor’s Privacy Polices, Data Security Policies and Operating Guidelines (the “Standards”) and (ii) agreements executed by the Parties as of the Effective Date (other than the Agreement) or at any time during the Term, in each case, with respect to the Licensed IP or Hilton Data and/or any aspect of Licensee’s activities, the Licensed Vacation Ownership Business and the Marketing Services Agreement (the “Party Agreements”).

(124) “Subsidiary” shall mean, when used with respect to any Person, another Person that is directly or indirectly Controlled by such Person.

(125) “Systems” shall mean software, systems, networks, computers, hardware and other information technology assets.

(126) “Tail Period” has the meaning set forth in Section 4.2.

(127) “Taxes” has the meaning set forth in Section 3.8.

(128) “Term” has the meaning set forth in Section 4.1.

(129) “Territory” for each Licensed Mark shall mean all countries and jurisdictions worldwide in which (i) Licensor has a valid registration for such Licensed Mark as of the Effective Date or (ii) Licensor has approved Licensee’s use of the Licensed Mark in writing pursuant to Section 5.2.

(130) “Trademarks” has the meaning set forth within the definition of “Intellectual Property.”

(131) “Transient Rental Revenue” shall mean all revenues generated from the transient rental of inventory of Licensed Vacation Ownership Properties and conversion properties (but not Marketing Package Revenue) (i) that is held for development and sale and owned by a Licensee Party; (ii) that is Controlled by Licensee or its Affiliates as a result of Vacation Ownership Property Owner’s participation in programmatic elements of Licensed Vacation Ownership Business (e.g., exchange, banking, borrowing, Brand Loyalty Program trade, and similar programs); and (iii) that is Controlled by Licensee, its Affiliates or an HOA as a result of Vacation Ownership Property Owner default (e.g., maintenance fee defaults or financing defaults) pending foreclosure or cure in the ordinary course of business. Transient Rental Revenue shall also include bonus point, guest resort charge, open season rental, access fees and no show revenue for stays at Licensed Vacation Ownership Properties.

(132) “Undeveloped Parcels” has the meaning set forth in Section 5.3(a).

(133) “Vacation Ownership Business” shall mean (i) the business of Operating Vacation Ownership Properties (or interests therein) for vacation or leisure purposes, (ii) natural ancillary products and services for such business of Licensee, including membership services, Exchange Programs, financing, establishing and operating sales facilities, managing rental programs associated with Vacation Ownership Properties, but excluding destination clubs, travel clubs, travel agencies (including online travel agencies), serviced apartments, condo hotels, home sharing and similar facilities, (iii) products and services that Licensor has approved Licensee to offer pursuant to Section 9.4, and (iv) any business ancillary amenities to Vacation Ownership Properties, such as country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, only if they are physically located on a Vacation Ownership Property (and excluding any of same, if they are not physically located on such property). Vacation Ownership Business excludes the Fractional Vacation Club Business, Whole Ownership Business, and any products and services of the type set forth on Exhibit H of the Original Agreement.

(134) “Vacation Ownership Property” shall mean (i) a property in which Persons acquire an ownership interest in or right to use (including through interests in a land trust or similar real estate vehicle and/or in the form of points, deeded weeks or other currency) one or more specified overnight accommodations and associated facilities on a recurring, periodic basis, in all cases for less than 28 days per calendar year, and pay for such interest or right in advance (whether payments lump-sum or periodically over time), (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping and other appurtenances (including the property building) located at the site of the property and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property.

(135) “Whole Ownership Business” shall mean the business of developing or operating a project that includes whole residential units, including single family homes, condominium units, or other housing units which are owned on a whole (not fractional) ownership basis.

References; Interpretation.
References in this Agreement to the singular include references to the plural and vice versa. The word “including” shall be deemed to be followed by the phrase “without limitation”. All references to “$” or “dollar” herein shall be references to U.S. dollars. Unless the context otherwise requires, the words “hereof’, ”hereby“ and ”herein“ and words of similar meaning when used in this Agreement refer to this Agreement in its entirety.
The Parties acknowledge that given the long length of the Term, evolutions in technology and industry practices will occur. Therefore, the definitions herein shall be interpreted broadly to include new media and distribution channels or new industry products and services that are equivalent or analogous to those existing on the Effective Date, so as to give each Party the full benefit of its bargain herein over the Term. By way of example, the terms telephone, domain names, metatags and credit cards shall be interpreted to include their successor versions and replacements during the Term.

SCHEDULE 5.4
Project at Third Party Hotels

•The Modern at Honolulu
•Embarc Vancouver

SCHEDULE 5.10(b)
Special Provisions Arising From the Merger

The Parties will cooperate with respect to the creation and launching of any new “brand(s)” related to Licensee’s Vacation Ownership Business using the “Hilton [X] Vacation(s) Club” construct. Licensor agrees to the use of (a) “Hilton Club” and “Hilton Grand Vacation(s) Club” for the existing HGV brands and (b) “Hilton Vacation(s) Club” branding for the HGV/Diamond Club product and New Brand properties. And Licensee agrees that, whenever it uses the words “Hilton Club,” it shall be in combination with such words as to clearly indicate its use in connection or association with Hilton Grand Vacations and the Licensed Vacation Ownership Business (e.g., [XX] Hilton Club by Hilton Grand Vacations, etc.); provided, that, for the first two years following the Closing, Licensee will do so only to the extent it is feasible and practicable.